Exhibit 10.1

CONFORMED COPY

Standby Letter of Credit Facility

Chaucer Holdings Limited

As Borrower

Chaucer Corporate Capital (No. 3) Limited

As Account Party

Lloyds Bank plc and ING Bank N.V., London Branch

As Mandated Lead Arrangers

Lloyds Bank plc

As Bookrunner

Lloyds Bank plc

As Facility Agent

Lloyds Bank plc

As Security Agent

15 October 2015

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2

SCHEDULE 4	107
Form of Letter of Credit	107
SCHEDULE 5	112
Letter of Comfort	112
SCHEDULE 6	114
Form of Transfer Certificate	114
SCHEDULE 7	116
Form of Assignment Agreement	116
THE SCHEDULE	118
SCHEDULE 8	119
Form of Accession Letter	119
Part 1 - Form of Guarantor Accession Letter	119
Part 2 – Form of New Lender Accession Letter	120
SCHEDULE 9	121
Form of Resignation Letter	121
SCHEDULE 10	122
Form of Compliance Certificate	122
SCHEDULE 11	123
Form of Parent Compliance Certificate	123
SCHEDULE 12	129
LMA Form of Confidentiality Undertaking	129
SCHEDULE 13	134
Timetables	134
SCHEDULE 14	135
Form of Facility Extension Request	135

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THIS AGREEMENT is made on 15 October 2015.

BETWEEN:

(1)	CHAUCER HOLDINGS LIMITED, a company incorporated in England and Wales with company number 02847982 (the “Borrower”);

(2)	CHAUCER CORPORATE CAPITAL (NO. 3) LIMITED, a company incorporated in England and Wales with company number 05203226 (the “Account Party”);

(3)	THE HANOVER INSURANCE INTERNATIONAL HOLDINGS LIMITED, a company incorporated in England and Wales with company number 07606589 as original guarantor (the “Original Guarantor”);

(4)	LLOYDS BANK PLC and ING BANK N.V., LONDON BRANCH as mandated lead arrangers (the “Arrangers”);

(5)	LLOYDS BANK PLC as bookrunner (the “Bookrunner”);

(6)	THE FINANCIAL INSTITUTIONS listed in schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(7)	LLOYDS BANK PLC as provider of the Overdraft Facility (the “Overdraft Provider”);

(8)	LLOYDS BANK PLC as agent of the other Finance Parties (the “Facility Agent”); and

(9)	LLOYDS BANK PLC as security agent of the other Secured Parties (the “Security Agent”).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement:

“Accession Date” means, in relation to an accession by a New Lender pursuant to clauses 7 (Extension of the Facility) and 27 (Changes to the Lenders), the later of:

(a)	the proposed Accession Date specified in the relevant Accession Letter; and

(b)	the date on which the Facility Agent executes the relevant Accession Letter;

“Accession Letter” means:

(a)	in respect of a proposed Additional Guarantor, a document substantially in the form set out in part 1 of schedule 8 (Form of Guarantor Accession Letter); or

(b)	in respect of any proposed New Lender pursuant to clause 7 (Extension of the Facility) a document substantially in the form set out in part 2 of schedule 8 (Form of New Lender Accession Letter);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with clause 28 (Changes to the Obligors);

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Approved Credit Institution” means a credit institution within the meaning of the Council Directive on the co-ordination of laws, regulations and administrative provisions relating to the taking up and pursuit of the business of credit institutions (No. 2006/48/EC) which has been approved by the Council of Lloyd’s for the purpose of providing guarantees and issuing or confirming letters of credit comprising a Member’s Funds at Lloyd’s;

“Approved New Lender” has the meaning given to it in clause 7(e) (Extension of the Facility);

“Assignment Agreement” means an agreement substantially in the form set out in schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Authorised Signatory” means, in relation to any Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Facility Agent) and in respect of whom the Facility Agent has received a certificate signed by a director or authorised officer of that Obligor setting out the name and signature of that person and confirming that person’s authority to act;

“Authority” means any of the European Union, Her Majesty’s Treasury of the United Kingdom or the United States government including OFAC or the U.S. Department of State;

“Availability Period” means the period from and including the Effective Date to and including 31 December 2016;

“Available Commitment” means, in relation to a Lender at any time and save as otherwise provided in this agreement, its Commitment minus:

(a)	the amount of its participation in the Outstandings at that time; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the amount of that Lender’s participation in any Letter of Credit that is due to expire or be returned as cancelled on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitments;

“Available Facility” means, at any time, the aggregate of the Available Commitments of the Lenders;

“Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Borrower Group” means the Borrower, each of its Subsidiaries for the time being and the Original Guarantor;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Cash Collateral” means, in relation to a Letter of Credit or (as applicable) any Lender’s Proportion of a Letter of Credit, a cash deposit in the Specified Account and “Cash Collateralised” shall be construed accordingly;

“Change in Control” means any of the following events:

(a)	any “person” or “group” (as such terms are used for purposes of sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to said Act), directly or indirectly, of more than 35 per cent. of the Voting Shares of the Parent; or

(b)	during any period of 25 consecutive calendar months, a majority of the board of directors of the Parent shall no longer be composed of individuals (i) who were members of said board on the first day of such period or (ii) whose election or nomination to said board was approved by a majority of the board of the directors of the Parent, which members comprising such majority were either the individuals referred to in sub-clause (i) in this paragraph (b) or whose election or nomination was previously so approved;

“Charge Over Account” means the charge over account dated on or about the date of this agreement and executed by the Borrower and the Security Agent pursuant to which a charge is granted by the Borrower to the Security Agent in respect of the Specified Account;

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Security;

“Code” means the US Internal Revenue Code of 1986;

“Commencement Date” means, in relation to any Letter of Credit, the date as and from which the Lenders’ liabilities (whether actual or contingent) under that Letter of Credit start to accrue;

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this agreement, assumed by it pursuant to clause 7 (Extension of the Facility); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this agreement, assumed by it pursuant to clause 7 (Extension of the Facility), to the extent not cancelled, reduced or transferred by it under this agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 10 (Form of Compliance Certificate);

“Confidential Information” means all information relating to the Parent, the Borrower, the Account Party, any Guarantor, the Group, the Borrower Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 41 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in schedule 12 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent;

“Corporate Member” means a corporate member of Lloyd’s;

“Corporate Member’s Deed” means Lloyd’s Security and Trust Deed or such other deed or document as Lloyd’s may from time to time require the Account Party (being or having applied to become a Member) to execute and deliver for the purposes of providing a Lloyd’s Deposit;

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No. 648/2012); and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repeating Directive 2006/48/EC and 2006/49/EC;

“CTA” means the Corporation Tax Act 2009;

“Debt Rating” means, as of any date of determination, the rating of the Parent’s senior, unsecured, non-credit enhanced, long-term debt obligations then outstanding most recently announced by Standard & Poor’s and Moody’s, provided that:

(a)	if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level (as set out in the table in the definition of “L/C Commission Rate” below) for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest);

(b)	if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply;

(c)	if the Parent has only one Debt Rating, the Pricing Level for that Debt Rating shall apply;

(d)	if the Parent does not have any Debt Rating, Pricing Level 4 shall apply; and

(e)	if the rating system of Standard & Poor’s and Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the rating most recently in effect prior to such change or cessation;

“Default” means an Event of Default or any event or circumstance specified in clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Defaulting Lender” means any Lender:

(a)	which has rescinded or repudiated a Finance Document; or

(b)	with respect to which an Insolvency Event has occurred and is continuing;

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Effective Date” means the date on which the Facility Agent notifies the Borrower that all the conditions precedent listed in part 1 of schedule 2 (Conditions Precedent) have been fulfilled to its satisfaction;

“Encumbrance” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“ERISA Event” has the meaning given to it in the Parent Guarantee;

“Equity Interests” has the meaning given to it in the Parent Guarantee;

“Event of Default” means any event or circumstance specified as such in clause 26 (Events of Default);

“Existing Facility Agreement” means the £130,000,000 standby letter of credit facility agreement dated 28 November 2011 as amended and restated on 15 November 2013 between, amongst others, the Borrower and Lloyds Bank plc;

“Expiry Date” means, in relation to any Letter of Credit, the date on which the maximum aggregate liability thereunder is reduced to zero;

“Extreme Stress Scenario” means an extreme event which is not a Realistic Disaster Scenario and which falls outside the guidelines issued by Lloyd’s’ Franchise Performance Directorate department;

“Facility” means the Sterling letter of credit facility granted to the Borrower in this agreement;

“Facility Extension” means the exercising by the Borrower of the option to increase the Total Commitments of the Facility by up to the Facility Extension Amount in accordance with clause 7 (Extension of the Facility);

“Facility Extension Amount” means an additional amount of up to £65,000,000;

“Facility Extension Request” means a request in the form set out in schedule 14 (Form of Facility Extension Request);

“Facility Office” means the office or offices notified by a Finance Party to the Facility Agent in writing on or before the date it becomes a Finance Party (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this agreement;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“FCA” means the Financial Conduct Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this agreement;

“Fee Letter” means any letter or letters dated on or about the date of this agreement between the Arrangers and the Borrower (or the Facility Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in clause 12 (Commission and Fees);

“Finance Document” means this agreement, any Fee Letter, any Accession Letter, any Resignation Letter, each Compliance Certificate, the Mandate Letter, each Utilisation Request, a Facility Extension Request, the Security Documents, the Parent Guarantee and any other document designated as such by the Facility Agent and the Borrower;

“Finance Party” means the Facility Agent, the Security Agent, an Arranger or a Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	Indebtedness for Borrowed Money;

(b)	any documentary or standby letter of credit facility or performance bond facility;

(c)	any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d)	any guarantee or indemnity for any of the items referred to in paragraphs (a) to (c) above;

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of clause 20.4 (Cost of Funds);

“Funds at Lloyd’s” or “FAL” has the meaning given in paragraph 16 of the Membership Byelaw (No. 5 of 2005);

“GAAP” means generally accepted accounting principles in the United Kingdom, including IFRS;

“General Prudential Sourcebook” means the General Prudential Sourcebook for Banks, Building Societies, Insurers and Investment Firms (as amended and replaced from time to time), which forms part of the Handbook;

“Group” means the Parent and each of its Subsidiaries (as defined in the Parent Guarantee) for the time being;

“Group Obligor” means the Parent or an Obligor;

“Guaranteed Documents” means the Finance Documents and the Overdraft Letter;

“Guaranteed Finance Parties” means the Finance Parties and the Overdraft Provider;

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 28 (Changes to the Obligors);

“Handbook” means the PRA Handbook of Rules and Guidance or the FCA Handbook of Rules and Guidance, as applicable (each as amended from time to time);

“Hanover Credit Agreement” means the $200,000,000 credit agreement dated 12 November 2013 between, amongst others, the Parent as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association and Lloyds Bank plc as co-syndication agents and Branch Banking and Trust Company and Barclays Bank PLC as co-documentation agents;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for that payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

“Indebtedness for Borrowed Money” means any indebtedness (other than such indebtedness incurred by a Managed Syndicate as a result of a Syndicate Arrangement) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any agreement or option to re-acquire on asset if one of primary reasons for entering into such agreement or option is to raise finance;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any redeemable preference share;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) (inclusive) above;

“Insolvency Event” means, in relation to a Finance Party:

(a)	any receiver, administrative receiver, administrator, liquidator, bank liquidator, bank administrator, compulsory manager or other similar officer is appointed in respect of that Finance Party or all or substantially all of its assets;

(b)	that Finance Party is subject to any event which has an analogous effect to any of the events specified in paragraph (a) above under the applicable laws of any jurisdiction; or

(c)	that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so;

“INSPRU” means the Prudential Sourcebook for Insurers (as amended and replaced from time to time), which forms part of the Handbook;

“Interest Period” means, save as otherwise provided herein, in relation to an Unpaid Sum, any of those periods mentioned in clause 19.1 (Default Interest Periods);

“Interpolated Screen Rate” means, in relation to LIBOR for any Utilisation, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Utilisation; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Utilisation,

each as of the Specified Time for the currency of that Utilisation;

“ITA” means the Income Tax Act 2007;

“L/C Commission Rate” means:

(a)	in relation to the portion of any Letter of Credit that is not Cash Collateralised, the rate per annum set out opposite the applicable Debt Rating in the table below:

Pricing Level	Debt Rating (S&P/Moody’s)	L/C Commission Rate

1	BBB+ / Baa1 or above	1.125 per cent

2	BBB / Baa2	1.25 per cent

3	BBB- / Baa3	1.375 per cent

4	BB+ / Ba1 or below	1.50 per cent

provided that any change in the applicable L/C Commission Rate resulting from a publicly announced change in the Debt Rating shall be effective on the date on which the relevant change in such Debt Rating is first announced by Standard & Poor’s or Moody’s, as the case may be; and

(b)	in relation to any portion of any Letter of Credit that is Cash Collateralised, 0.275 per cent per annum;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any jurisdiction of incorporation of any Obligor; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to clause 5 (Conditions of Utilisation) or clause 28 (Changes to the Obligors);

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this agreement;

“Letter of Comfort” means a letter of comfort from Lloyd’s to the Borrower in substantially the form set out in schedule 5 (Letter of Comfort) or in such other form as may be agreed between the Facility Agent and the Borrower in order to procure the execution of that letter by Lloyd’s;

“Letter of Credit” means a letter of credit issued or to be issued pursuant to clause 6 (Utilisation) substantially in the form set out in schedule 4 (Form of Letter of Credit);

“LIBOR” means, in relation to any Unpaid Sum, the applicable Screen Rate as of the Specified Time for the currency of that Unpaid Sum and for a period equal in length to the Interest Period for that Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero;

“Lloyd’s” means the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s;

“Lloyd’s Deposit” has the meaning given in the Definitions Byelaw (No. 7 of 2005);

“Lloyd’s Syndicate Accounting Rules” means the Lloyd’s syndicate accounting rules within the meaning of the Definitions Byelaw (No. 7 of 2005);

“LMA” means the Loan Market Association;

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate at least 66 2⁄3 per cent of the Total Commitments (or, if the Commitments have been reduced to zero, aggregated at least 66 2⁄3 per cent of the Commitments immediately prior to the reduction);

“Managed Syndicate” means:

(a)	any one of Syndicate 1084 and/or Syndicate 1176; and

(b)	any other Syndicate at Lloyd’s managed by the Managing Agent and through which the Account Party underwrites business at Lloyd’s of more than 10 per cent of the aggregate underwriting risk in respect of all such Syndicates;

“Managing Agent” means Chaucer Syndicates Limited, a company incorporated in England and Wales with company number 00184915;

“Mandate Letter” means the mandate letter dated on or about the date of this agreement from the Arrangers to the Parent;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, financial condition or results of operations of the Group (taken as a whole);

(b)	the ability of any Group Obligor to perform or comply with its payment obligations under the Finance Documents (taking into account the existence of the guarantee contained in clause 21 (Guarantee and Indemnity) and the guarantee contained in section 2.01 (The Guaranty) of the Parent Guarantee);

(c)	the ability of the Parent to comply with its financial covenant obligations under section 4.03 (Financial Covenants) of the Parent Guarantee or the Borrower to comply with its financial covenant obligations under clause 24.1 (Financial Condition);

(d)	the ability of the Group Obligors, taken as a whole, to perform any of their other obligations under the Finance Documents not referred to in paragraph (b) or (c) above; or

(e)	the legality, validity or enforceability of any Finance Document;

“Material Company” means, at any time:

(a)	an Obligor (other than the Account Party);

(b)	a member of the Group (other than the Parent and Chaucer Syndicates Limited) that holds shares in an Obligor; or

(c)	a Subsidiary of the Borrower (other than Chaucer Syndicates Limited) which has profit before tax representing 5 per cent or more of consolidated profit before tax of the Borrower Group or has gross assets representing 5 per cent or more of the gross assets of the Borrower Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the latest annual financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest annual consolidated financial statements of the Borrower Group delivered pursuant to clause 23.1(a) (Financial Statements of the Borrower Group) or clause 23.1(b) (Financial Statements of the Borrower Group). However, if a Subsidiary has been acquired since the date as at which the latest consolidated financial statements of the Borrower Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary;

A report by the auditors of the Borrower that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties;

“Material Subsidiary” has the meaning given to it in the Parent Guarantee;

“Member” means a Corporate Member or an individual member of Lloyd’s;

“Member’s Share” means the Member’s Syndicate Premium Limit of the Account Party divided by the Syndicate Allocated Capacity of the Managed Syndicate on which the Lloyd’s Member writes business;

“Member’s Syndicate Premium Limit” means the Account Party’s syndicate premium limit within the meaning of paragraph 26 of the Membership Byelaw (No. 5 of 2005);

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above exceptions will only apply to the last Month of any period; “Monthly” shall be construed accordingly;

“Moody’s” means Moody’s Investors Service Limited and any successor to the rating agency business of Moody’s Investors Service Limited;

“New Lender” has the meaning given to it in clause 27.1 (Assignments and Transfers by the Lenders);

“Notice of Termination” means a notice of the kind defined in clause 8.1 (Availability and Termination Provisions);

“Obligor” means the Account Party, the Borrower or a Guarantor;

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.3 (Obligors’ Agent);

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury;

“Open Year Solvency Deficiency” has the meaning given to that expression in the Lloyd’s Membership and Underwriting Conditions and Requirements (Funds at Lloyd’s);

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Borrower Group for the financial year ended 31 December 2014; and

(b)	in relation to the Account Party, its audited consolidated financial statements for the financial year ended 31 December 2014;

“Other FAL” means, in relation to the Account Party, its Funds at Lloyd’s other than Own FAL, Reinsurance FAL and FAL provided under this agreement;

“Outstandings” means, at any time, the aggregate of the maximum actual and contingent liabilities of the Lenders in respect of any outstanding Letter of Credit;

“Overdraft” means the £2,000,000 overdraft facility made available to the Borrower by Lloyds TSB Bank plc (now known as Lloyds Bank plc) and which is documented by the Overdraft Letter;

“Overdraft Letter” means the overdraft facility letter between Lloyds TSB Bank plc (now known as Lloyds Bank plc) and the Borrower dated 25 November 2011, as amended, supplemented or extended from time to time, which documents the terms and conditions of a £2,000,000 overdraft facility made available to the Borrower;

“Own FAL” means, in relation to the Account Party, such part of its Funds at Lloyd’s as is provided by the Borrower or by the Account Party or any other member of the Group by way of cash and/or investments and/or covenant and charge or otherwise as permitted by Lloyd’s from time, to time excluding the Reinsurance FAL;

“Parent” means The Hanover Insurance Group, Inc. a Delaware corporation;

“Parent Guarantee” means the guarantee agreement dated on or about the date of this agreement, between the Parent, the Facility Agent and the Security Agent;

“Party” means a party to this agreement;

“Permitted Encumbrance” means:

(a)	any Encumbrance arising under the Finance Documents;

(b)	any Encumbrance granted with the prior consent of the Majority Lenders, provided the amount secured thereby is not increased;

(c)	any Encumbrance granted or subsisting under any deed or agreement required by Lloyd’s or by the PRA or its successor or successors to be executed or entered into by or on behalf of the Account Party in connection with its insurance business at Lloyd’s;

(d)	any Encumbrance over or affecting any asset forming part of a trust fund (or, in the case of reinsurance recoveries or other things in action, whose proceeds will form part of a trust fund) which is held subject to the provisions of any deed or agreement of the kind referred to in paragraph (c) above, where that Encumbrance is created to secure obligations arising under a Syndicate Arrangement;

(e)	any Encumbrance over or affecting any asset acquired by a member of the Borrower Group after the date of this agreement and subject to which that asset is acquired, provided:

(i)	that Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Borrower Group;

(ii)	the amount secured by that Encumbrance has not been increased in contemplation of, or since the date of, the acquisition of that asset by a member of the Borrower Group; and

(iii)	that Encumbrance is released or discharged within six Months of the date of acquisition of that asset;

(f)	any Encumbrance over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this agreement, where that Encumbrance is created prior to the date on which that company becomes a member of the Borrower Group, provided:

(i)	that Encumbrance was not created in contemplation of the acquisition of that company;

(ii)	the amount secured by that Encumbrance has not been increased in contemplation of, or since the date of, the acquisition of that company; and

(iii)	such Encumbrance is released or discharged within six Months of that company becoming a member of the Borrower Group;

(g)	any netting or set-off arrangement entered into by any member of the Borrower Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances;

(h)	any title transfer or retention of title arrangement entered into by any member of the Borrower Group in the normal course of its trading activities on the counterparty’s standard or usual terms;

(i)	any lien arising by operation of law and in the normal course of business, provided that lien is discharged within ten days of the date on which it arises;

(j)	any Encumbrance securing amounts outstanding under the Existing Facility Agreement, provided such Encumbrance is irrevocably released on or before the first Utilisation Date;

(k)	any Encumbrance that is registered at Companies House at the date of this agreement in respect of a member of the Borrower Group; and

(l)	any other Encumbrance granted by a member of the Borrower Group securing Financial Indebtedness provided the amount secured by the aggregate of any such Encumbrances does not at any time exceed £5,000,000 (or its equivalent in other currencies);

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under the Overdraft Letter provided that the principal amount borrowed under the Overdraft Letter does not exceed £2,000,000 (or its equivalent in other currencies);

(c)	arising under any Syndicate Arrangement;

(d)	arising under loan notes issued by the Original Guarantor under a loan note instrument dated 6 July 2011 constituting up to £20,000,000 fixed rate unsecured loan notes due 31 December 2016;

(e)	approved in writing by the Majority Lenders in accordance with a written request delivered by the Borrower to the Facility Agent in accordance with clause 40 (Amendments and Waivers);

(f)	among members of the Borrower Group;

(g)	arising under the $300,000,000 loan agreement between the Parent and the Original Guarantor dated 2 August 2011;

(h)	of a member of the Borrower Group where such Financial Indebtedness is owed to a member of the Group;

(i)	arising under any multicurrency pooling arrangements entered into by any member of the Borrower Group in the ordinary course of their banking arrangements which involves a netting or a set-off of any debit and credit balances of such member of the Borrower Group, provided that the net amount of such financial indebtedness does not exceed zero;

(j)	arising under any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time) in an amount not exceeding in aggregate £20,000,000 (or its equivalent in other currencies) and not for investment or speculative purposes; and

(k)	other Indebtedness for Borrowed Money of members of the Borrower Group not exceeding in aggregate £5,000,000 (or its equivalent in other currencies);

“PRA” means the Prudential Regulation Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this agreement;

“Proportion” means, in relation to a Lender:

(a)	the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); and

(b)	in respect of any Letter of Credit and save as otherwise provided in this agreement, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit;

“Qualifying Lender” has the meaning given to it in clause 13 (Tax Gross-Up and Indemnities);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period;

“Realistic Disaster Scenario” means any realistic disaster scenario presented in a business plan prepared in relation to a Managed Syndicate under paragraph 35 of the Underwriting Byelaw (No. 2 of 2003) which shows the potential impact upon a Managed Syndicate of a catastrophic event, which for the avoidance of doubt, shall not be taken to include any Extreme Stress Scenario which may be requested to be covered by Lloyd’s from time to time;

“Receiver” means a receiver or receiver and manager, or administrative receiver, administrator or trustee (as the context requires) or other similar officer of the whole or any part of the Charged Property;

“Reference Banks” means the principal London office of Lloyds Bank plc and ING Bank N.V., London Branch or such other banks as may be appointed by the Facility Agent in consultation with the Borrower;

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks, in relation to LIBOR:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Bank Quotation” means any quotation supplied to the Facility Agent by a Reference Bank;

“Reinsurance FAL” means any letter or letters of credit to be provided to Lloyd’s on behalf of the Borrower and/or the Account Party and which are supported by a reinsurance contract;

“Related Fund” in relation to a fund (the “First Fund”), means a fund which is managed or advised by the same investment manager or adviser as the First Fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the First Fund;

“Relevant Interbank Market” means the London interbank market;

“Repeating Representations” means each of the representations set out in clauses 22.1 (Status) to 22.6 (Legality, Validity and Enforceability) (inclusive), clauses 22.10 (No Filing or Stamp Taxes) to 22.13 (Financial Statements) (inclusive), clauses 22.15 (No Proceedings Pending or Threatened) to 22.18 (Shares) (inclusive), clause 22.21 (No Breach of Borrowing Restrictions) and clause 22.22 (Sanctions);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Resignation Letter” means a letter substantially in the form set out in schedule 9 (Form of Resignation Letter);

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Authority;

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR1 or LIBOR2 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders;

“SDN List” means the Specially Designated Nationals List maintained by OFAC, or any similar list maintained by any Authority;

“Secured Obligations” means all present and future obligations at any time due, owing or incurred by any Group Obligor to any Secured Party under the Guaranteed Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity;

“Secured Party” means the Security Agent, any Receiver or Delegate, or any other Guaranteed Finance Party;

“Security” means the security granted under or pursuant to the Security Documents;

“Security Documents” means the Charge Over Account together with any other document entered into by any Obligor or any other member of the Group, in form and substance acceptable to the Security Agent, creating or expressed to create any Encumbrance over all or any part of its assets in respect of the obligations of any of the Group Obligors under any of the Guaranteed Documents;

“Specified Account” means the Sterling interest-bearing account in the name of the Borrower held with the Security Agent, at the Security Agent’s branch at 39 Threadneedle Street, London EC2R 8AU, with account number 01193214, sort code 30-00-09 and designated LTSB plc re Chaucer Holdings plc Sterl;

“Specified Time” means a day or time determined in accordance with schedule 13 (Timetables);

“Standard & Poor’s” means Standard and Poor’s Rating Service and any successor to the rating agency business of Standard & Poor’s Rating Services;

“Sterling” and “£” means the lawful currency of the United Kingdom;

“Subordinated Funds at Lloyd’s” has the meaning given to it in clause 4.1 (Ranking of Funds at Lloyd’s);

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006;

“Substitution Letter” a letter dated on or about the date of this agreement from Lloyd’s to the Borrower in the form agreed between the Facility Agent and the Borrower relating to the substitution of a Letter of Credit for the letter of credit issued under the Existing Facility;

“Syndicate” means a group of Members or a single Corporate Member underwriting insurance business at Lloyd’s through the agency of a managing agent to which a particular syndicate number is assigned by the Council of Lloyd’s;

“Syndicate Allocated Capacity” means, in relation to any Syndicate, a reference to the aggregate of the Member’s Syndicate Premium Limits of all the Members for the time being that Syndicate;

“Syndicate Arrangement” means any arrangement (whether pursuant to guarantees, letters of credit or otherwise) entered into by a managing agent at Lloyd’s on behalf of the Account Party, together with the other Members of a Syndicate with respect to financing or reinsurance for the purposes of or in connection with the underwriting business carried on by all such Members of that Syndicate;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Term” means, save as otherwise provided in this agreement:

(a)	in relation to any Letter of Credit, the period from its Commencement Date until its Expiry Date; and

(b)	in relation to an Unpaid Sum, any Interest Period;

“Third Party Syndicate” means a syndicate at Lloyd’s:

(a)	which is managed by the Third Party Syndicate Managing Agent; or

(b)	through which the Account Party underwrites business at Lloyd’s,

and which, in each case, is not a Managed Syndicate;

“Third Party Syndicate Managing Agent” means:

(a)	the Managing Agent; or

(b)	a limited liability company which is controlled by the Borrower and acts as a managing agent;

“Total Commitments” means, at any time, the aggregate of the Lenders’ Commitments, being £170,000,000 at the Effective Date;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower;

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate;

“Uncollateralised Outstandings” means the Outstandings in respect of which the Borrower has not provided funds by way of Cash Collateral to the Security Agent;

“Uncovered Deficit” means the aggregate of any Open Year Solvency Deficiency of the Account Party in relation to which funds at Lloyd’s have not been provided by the date upon which Lloyd’s has requested such funds at Lloyd’s be provided;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US Dollars” and “$” means the lawful currency of the United States;

“US GAAP” means generally accepted accounting principles in the United States, including IFRS;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Letter of Credit is to be issued (or, as applicable, amended);

“Utilisation Request” means a notice substantially in the form set out in schedule 3 (Requests);

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;

“Voluntary Collateralisation Date” means, in any year, any of 1 January, 31 March, 30 June and 30 September or, if such date is not a Business Day, the next Business Day; and

“Voting Shares” means, with respect to any Person (as defined in the Hanover Credit Agreement) at any time, Equity Interests entitling the holder thereof to vote generally in an election of directors or other individuals performing similar functions.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this agreement to:

(i)	the “Facility Agent”, the “Arrangers”, the “Security Agent”, any “Secured Party”, any “Finance Party”, any “Lender”, the “Overdraft Provider”, any “Obligor”, the “Parent” or any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(i)	“amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is (unless otherwise specified in this agreement) a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally) (excluding any amendment, novation, supplement, extension or restatement made contrary to any provision of the Finance Documents);

(iv)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	“controlled” for the purposes of the defined term “Third Party Syndicate Managing Agent” means that the Borrower:

(A)	has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the relevant company; or

(B)	holds beneficially 50 per cent or more of the issued share capital of such a company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(ix)	a provision of law (including any by-law) is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Clause and schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this agreement, the Lenders make available to the Borrower a Sterling letter of credit facility in an aggregate principal amount equal to the Total Commitments.

2.2	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this agreement or an Accession Letter irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations (in each case, however fundamental) capable of being given, made or effected by any Obligor (notwithstanding that they may increase the Obligor’s obligations or otherwise affect the Obligor) and to give confirmation as to continuation of surety obligations, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of an Obligor or in connection with any Finance Document (whether or not known to any Obligor and whether occurring before or after such Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose and Application

The Facility is made available to the Borrower for the purpose of providing one or more Letters of Credit to be used as Funds at Lloyd’s to support and stand security for the general business at Lloyd’s of the Account Party for the 2015, 2016 and 2017 years of account and each prior open year of account and, accordingly, the Borrower and the Account Party will each apply all amounts raised under this agreement towards the satisfaction of that purpose.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount raised pursuant to this agreement.

4.	RANKING AND APPLICATION OF FUNDS AT LLOYD’S

4.1	Ranking of Funds at Lloyd’s

It is acknowledged by the Parties that, subject to the duties of Lloyd’s as trustee of all Funds at Lloyd’s and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, the Facility will provide Funds at Lloyd’s for the Account Party for the 2015, 2016 and 2017 years of account and each prior open year of account which, to the extent that it is able to procure the same upon and subject to the terms of this agreement, shall rank senior to all Funds at Lloyd’s of the Account Party constituted from time to time by Own FAL, Reinsurance FAL and Other FAL (together the “Subordinated Funds at Lloyd’s”).

4.2	Application of Funds at Lloyd’s

The Borrower shall use all reasonable endeavours to ensure that the Subordinated Funds at Lloyd’s of the Account Party are applied or otherwise utilised to the fullest extent possible before any payment is requested under a Letter of Credit.

5.	CONDITIONS OF UTILISATION

5.1	Initial Conditions Precedent

The Borrower may only deliver a Utilisation Request if the Facility Agent has received all of the documents and other evidence listed in part 1 of schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

5.2	Further Conditions Precedent

Subject to clause 5.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with clause 6.4 (Each Lender’s Participation in Letters of Credit) if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the issue of the proposed Letter of Credit; and

(b)	the Repeating Representations to be made by each Obligor and the representations to be made by the Parent in the Parent Guarantee are true in all material respects.

6.	UTILISATION

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request no later than five Business Days before the proposed Utilisation Date (or such shorter period as the Facility Agent may agree).

6.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before 31 December 2016;

(b)	the proposed Term of the Letter of Credit is not less than four years and the Expiry Date of the Letter of Credit is no later than 31 December 2020;

(c)	the proposed Commencement Date of the Letter of Credit is a Business Day falling within the Availability Period;

(d)	the Letter of Credit is substantially in the form set out in schedule 4 (Form of Letter of Credit);

(e)	the beneficiary of the Letter of Credit is Lloyd’s;

(f)	the currency and amount of the Letter of Credit comply with clause 6.3 (Currency and Amount); and

(g)	as a result of the proposed Utilisation, no more than three Letters of Credit would be outstanding.

6.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be Sterling;

(b)	The amount of the proposed Letter of Credit is:

(i)	a minimum of £250,000 or, if less, the Available Facility; and

(ii)	less than or equal to the Available Facility.

6.4	Each Lender’s Participation in Letters of Credit

(a)	If the conditions set out in this agreement have been met, each Lender shall participate in each Letter of Credit through its Facility Office.

(b)	Save as otherwise provided in this agreement, the amount of each Lender’s participation in each Letter of Credit issued in accordance with this clause 6 will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit.

6.5	Applied Letters of Credit

If, notwithstanding the provisions of clause 4.2 (Application of Funds at Lloyd’s), any sum is paid under a Letter of Credit (an “Applied Letter of Credit”) which is greater than any sum which would have been paid had Subordinated Funds at Lloyd’s been applied prior to the Funds at Lloyd’s provided pursuant to this Facility in accordance with clause 4.2 (Application of Funds at Lloyd’s) (the difference between the sum paid under the Applied Letter of Credit and the sum which should have been paid being the “Overpayment”), the Borrower shall, to any extent necessary to facilitate the indemnification of the Lenders under clause 10.1 (Borrower’s Indemnity to the Lenders), use all reasonable endeavours to procure the release by Lloyd’s of the Subordinated Funds at Lloyd’s and, upon the Lenders being indemnified in full thereunder (but subject to the Lenders receiving confirmation in writing from the Borrower that no Default is continuing):

(a)	a supplementary Letter of Credit will be issued by the Facility Agent on behalf of the Lenders in an amount equal to the Overpayment having an Expiry Date which is the same as that of the Applied Letter of Credit; or

(b)	the Applied Letter of Credit will be amended by increasing the amount thereof by an amount equal to the Overpayment.

6.6	Completion of Letters of Credit

The Facility Agent is authorised to arrange for the issue or amendment of any Letter of Credit pursuant to clause 6.2 (Completion of a Utilisation Request) or clause 6.5 (Applied Letters of Credit) by:

(a)	completing the Commencement Date and the Expiry Date of that Letter of Credit;

(b)	(in the case of an amendment increasing or decreasing the amount thereof) amending that Letter of Credit in such manner as Lloyd’s may agree;

(c)	completing schedule 1 to that Letter of Credit with the percentage participation of each Lender as allocated pursuant to the terms of this agreement;

(d)	executing that Letter of Credit and following such execution delivering that Letter of Credit to Lloyd’s on the Utilisation Date; and

(e)	issuing such formal notification as Lloyd’s may require confirming that the Letter of Credit has been issued or amended.

7.	EXTENSION OF THE FACILITY

(a)	The Borrower may, on one occasion only during the life of the Facility, request that the Total Commitments are increased by up to the Facility Extension Amount by delivery to the Facility Agent of a duly completed Facility Extension Request.

(b)	The Facility Agent shall promptly notify each Lender of the receipt of the Facility Extension Request.

(c)	A Facility Extension shall only be permitted with the consent of all the Lenders.

(d)	Each Lender shall have 20 Business Days from receipt of the completed Facility Extension Request from the Facility Agent to notify the Borrower and Facility Agent:

(i)	if such Lender grants its consent to the proposed Facility Extension;

(ii)	of its decision (which shall be in its absolute and sole discretion) whether or not to participate in the proposed Facility Extension Amount; and

(iii)	in the case of a Lender which agrees to participate in the Facility Extension Amount (an “Accepting Lender”), of the proportion of the Facility Extension Amount in which it is prepared to participate and subject to such conditions as it may specify (the “Existing Lender Notice”).

(e)	If all of the Lenders consent to the Facility Extension but no, or insufficient, Lenders give an Existing Lender Notice on terms satisfactory to the Borrower within any time limit specified by the Borrower in the Facility Extension Request (being not less than 20 Business Days) then, subject to compliance with the terms of this clause 7 (Extension of the Facility), any other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is acceptable to the Lenders (an “Approved New Lender”) may provide or participate in that Facility Extension provided that such Approved New Lender is an Approved Credit Institution.

(f)	If all of the Lenders consent to the Facility Extension Request and all give an Existing Lender Notice agreeing to make available, in aggregate, an amount equal to or greater than the Facility Extension Amount requested by the Borrower in the Facility Extension Request, each Lender shall participate in the Facility Extension Amount in the same proportion as their Commitment bears to the Total Commitments immediately preceding the date of receipt by the Facility Agent of the Facility Extension Request.

(g)	The Borrower shall confirm to each Accepting Lender and each Approved New Lender (if any) that Accepting Lender or Approved New Lender (as appropriate) proportion of the Facility Extension Amount and shall notify the Facility Agent of each Accepting Lender and each Approved New Lender (if any) and their respective proportions of the Facility Extension Amount.

(h)	Each Lender, each Approved New Lender and the Obligors agree to negotiate (in good faith and acting reasonably) and document any necessary amendments to this agreement to facilitate the Facility Extension.

(i)	A New Lender shall accede as a Lender in accordance with clause 27.5 (Procedure for Transfer or Accession).

8.	TERMINATION OF LETTERS OF CREDIT

8.1	Availability and Termination Provisions

The Finance Parties agree that each Letter of Credit will continue in effect until such time as a notice is given in accordance with the terms of clause 8.2 (Notice of Termination) and that accordingly such Letter of Credit will expire on the later of the date specified in the notice and:

(a)	in relation to any Letter of Credit that the Parties intend to cover the 2016 year of account (and each prior open year of account but no subsequent year of account), 31 December 2019; and

(b)	in relation to any Letter of Credit that the Parties intend to cover the 2017 year of account (and each prior open year of account but no subsequent year of account), 31 December 2020.

8.2	Notice of Termination

(a)	The Parties agree that, in respect of every Letter of Credit issued in accordance with this agreement, the Facility Agent shall, in respect of:

(i)	the 2016 year of account (and each prior open year of account but no subsequent year of account) no earlier than the date of this agreement and no later than 31 December 2015, give a Notice of Termination to Lloyd’s so that each such Letter of Credit expires no later than 31 December 2019; and

(ii)	the 2017 year of account (and each prior open year of account but no subsequent year of account) no earlier than 28 November 2016 and no later than 31 December 2016, give a Notice of Termination to Lloyd’s so that each such Letter of Credit expires no later than 31 December 2020, and upon such expiry, the maximum actual and contingent liabilities of the Finance Parties thereunder are reduced to zero).

(b)	The Parties further agree that the Facility Agent shall revoke the Notice of Termination issued in accordance with paragraph (a)(i) above and issue a new Notice of Termination to Lloyd’s (with a copy to the Borrower) in accordance with paragraph (a)(ii) above automatically, without the Borrower being required to take any further action.

9.	NOTIFICATION

9.1	Letters of Credit

Not less than one Business Day before the first day of a Letter of Credit, the Facility Agent shall notify each Lender of:

(a)	the proposed length of the relevant Term; and

(b)	the aggregate principal amount,

of that Letter of Credit allocated to that Lender pursuant to this agreement.

9.2	Demands under a Letter of Credit

If a demand is made under a Letter of Credit, the Facility Agent shall promptly make demand upon the Borrower in accordance with this agreement and notify the Lenders.

10.	BORROWER’S LIABILITIES IN RELATION TO LETTERS OF CREDIT

10.1	Borrower’s Indemnity to the Lenders

The Borrower shall irrevocably and unconditionally as a primary obligation indemnify each Finance Party, within 3 Business Days of a written demand by the Facility Agent, against:

(a)	any sum paid or due and payable by that Finance Party under or in connection with any Letter of Credit; and

(b)	all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from that Finance Party under or in connection with any Letter of Credit), claims, losses and expenses which that Finance Party may at any time incur or sustain in connection with any Letter of Credit (other than as a result of its gross negligence or wilful misconduct).

10.2	Preservation of Rights

The obligations of the Borrower under this clause 10 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause including (without limitation and whether or not known to it or any other person):

(a)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(b)	the release of any other Group Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Group Obligor, any beneficiary under a Letter of Credit or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(g)	any insolvency or similar proceedings.

10.3	Settlement Conditional

Any settlement or discharge between the Borrower and the Facility Agent or any Lender shall be conditional upon no security or payment to the Facility Agent or any Lender by the Borrower, or any other person on behalf of the Borrower, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Facility Agent shall be entitled to recover the value or amount of such security or payment from the Borrower subsequently as if such settlement or discharge had not occurred.

10.4	Right to make Payments under Letters of Credit

(a)	Each Lender shall be entitled to make any payment in accordance with the terms of a Letter of Credit without any reference to or further authority from the Borrower, the other Finance Parties or any other investigation or enquiry. The Borrower irrevocably authorises the Lenders to comply with any demand under a Letter of Credit which appears on its face to be in order (a “demand”).

(b)	The obligations of the Borrower under this clause 10 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any demand or other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a demand or other document.

11.	COLLATERALISATION AND CANCELLATION

11.1	Cancellation of the Facility

(a)	The Borrower may, by giving to the Facility Agent not less than five Business Days’ prior notice to that effect, cancel the whole or any part (being a minimum amount of £5,000,000 and an integral multiple of £1,000,000) of the Available Facility. Any such cancellation shall reduce the Available Commitment and Commitment of each Lender rateably.

(b)	On the last day of the Availability Period, the Available Commitment shall be cancelled and reduced to zero.

11.2	Voluntary Cash Collateralisation of Letters of Credit

(a)	The Borrower may, by giving to the Facility Agent not less than five Business Days’ prior notice to that effect, procure that, on any Voluntary Collateralisation Date, the liability of the Lenders under any Letter of Credit is Cash Collateralised in full or in part, in minimum amounts of £5,000,000 (and in integral multiples of £1,000,000 thereafter). On receipt by the Facility Agent of such notice, the Facility Agent shall promptly notify the Lenders of the Borrower’s intention to provide Cash Collateral.

(b)	On receipt by the Facility Agent of Cash Collateral in accordance with paragraph (a) above or at any time where the Borrower has provided Cash Collateral to the Facility Agent in respect of any Letter of Credit pursuant to the terms of this agreement, the L/C Commission Rate on the maximum actual and contingent liabilities of the Lenders under the relevant Letter of Credit in respect of which Cash Collateral has been provided by the Borrower shall fall to 0.275 per cent per annum at that time.

(c)	For so long as no Event of Default has occurred which is continuing, the Borrower may give the Facility Agent not less than five Business Days’ notice of its intention to procure that on any Voluntary Collateralisation Date the Borrower shall have the right to withdraw any Cash Collateral provided in accordance with paragraph (a) above (whereupon it shall do so). At any time when the Borrower has withdrawn Cash Collateral in respect of any Letter of Credit pursuant to the terms of this agreement, the L/C Commission Rate on the maximum actual and contingent liabilities of the Lenders under all Letters of Credit in respect of the Uncollateralised Outstandings shall immediately be increased to the applicable L/C Commission Rate as set out in limb (a) of the definition of L/C Commission Rate.

11.3	Mandatory Cash Collateralisation or Cancellation of Letters of Credit

If:

(a)	the Borrower ceases to be a direct wholly-owned Subsidiary of the Original Guarantor; or

(b)	the Original Guarantor ceases to be a direct wholly-owned Subsidiary of the Parent,

then:

(i)	the Borrower and the Original Guarantor shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	the Lenders shall not thereafter be obliged to participate in or issue any further Letter of Credit;

(iii)	the Facility Agent shall, if so instructed by all the Lenders, by not less than five Business Days’ notice to the Borrower, cancel the Total Commitments and declare all amounts (together with any accrued interest, commission and fees) accrued under the Finance Documents immediately due and payable;

(iv)	the Borrower shall procure that on such date as the Facility Agent shall have specified (acting on the instructions of all the Lenders) the liabilities of the Lenders under or in respect of each Letter of Credit is reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to the aggregate Outstandings; and

(v)	the Facility Agent shall give a Notice of Termination to Lloyd’s in respect of each Letter of Credit for which the Outstandings are reduced to zero in accordance with this clause 11.3.

11.4	Mandatory Cancellation – Extension of Facility

If, by 30 November 2017, the Lenders and the Borrower have not:

(a)	agreed to extend the Facility to provide Funds at Lloyd’s for the Account Party for the 2018 underwriting year of account and each prior open year of account; and

(b)	effected such amendments to the Finance Documents as the Lenders consider necessary to effect such extension or otherwise require in connection with such extension,

the Borrower shall procure that, no later than the date falling three Business Days after 31 December 2017, the aggregate liability of the Lenders under each Letter of Credit is reduced to zero or otherwise secured by providing Cash Collateral, in an amount equal to the aggregate Outstandings.

11.5	Notice of Removal of a Lender

If:

(a)	any sum payable to any Lender by an Obligor is required to be increased pursuant to clause 13.2 (Tax Gross-up); or

(b)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax Indemnity) or clause 14 (Increased Costs); or

(c)	any Lender is a Defaulting Lender,

the Borrower may, whilst such circumstance giving rise to the requirement or indemnification continues or (as the context requires) whilst the relevant Lender is a Defaulting Lender, give the Facility Agent at least five Business Days’ notice (which notice shall be irrevocable) of its intention to procure that the liabilities of that Lender under each Letter of Credit are reduced to zero and/or provide Cash Collateral in an amount equal to such Lender’s Proportion of each Letters of Credit.

Upon receipt by the Facility Agent of such notice, the Commitment of the relevant Lender shall immediately be reduced to zero and, on the last day of each Term which ends after the Borrower has given any such notice (or, if earlier, the date specified by the Borrower in that notice) the Borrower shall procure either that that Lender’s Proportion of each Letter of Credit be reduced to zero (by reduction of the amount of that Letter of Credit in an amount equal to that Lender’s Proportion) or that it is otherwise secured by providing Cash Collateral to the Facility Agent in an amount equal to that Lender’s Outstandings.

11.6	No Further Availability

A Lender whose total aggregate liabilities under each Letter of Credit have been reduced to zero or Cash Collateralised pursuant to clause 11.4 (Notice of Removal of a Lender) or have been Cash Collateralised pursuant to clause 11.2 (Voluntary Cash Collateralisation of Letters of Credit) shall not be obliged to participate in any Letter of Credit issued on or after the date upon which the Facility Agent receives the Borrower’s notice of its intention to procure the repayment of or provide Cash Collateral in respect of such Lender’s share of the Outstandings, and such Lender’s Available Commitment shall be reduced to zero.

11.7	No Other Cancellation

The Available Facility may be cancelled, and the liabilities of each Lender under any Letter of Credit may be reduced to zero, only at the times and in the manner expressly provided for herein.

11.8	Reduction of Liabilities to Zero

For the purposes of this clause 11 and all other purposes of this agreement, each Lender’s liability under any Letter of Credit shall be deemed to be reduced to zero upon the determination by Lloyd’s (or other trustee for the time being) of the trusts created by the Corporate Member’s Deed in respect of that Letter of Credit and the return to each Lender of that Letter of Credit for cancellation.

12.	COMMISSION AND FEES

12.1	Letter of Credit Commission

The Borrower shall, in respect of each Letter of Credit requested by it, pay to the Facility Agent for the account of each Lender (for distribution in proportion to each Lender’s Proportion of such Letter of Credit) a letter of credit commission in Sterling at the relevant L/C Commission Rate on the Outstandings under the relevant Letter of Credit. Such letter of credit commission shall be paid in arrears in respect of each successive period of three Months (or such shorter period as shall end on the relevant Expiry Date) which begins during the Term of the relevant Letter of Credit, the first such payment to be made on the date falling three Months after the Utilisation Date for such Letter of Credit and thereafter on the last day of each successive three Month period.

12.2	Commitment Fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee in Sterling computed at the rate per annum equal to 35 per cent of the applicable L/C Commission Rate, as set out in paragraph (a) of the definition of L/C Commission Rate, on that Lender’s Available Commitment under the Facility for the Availability Period.

(b)	The accrued commitment fee is payable quarterly in arrears on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of a Availability Period and on any cancelled amount of the Lender’s Commitment at the time the cancellation is effective.

12.3	Participation Fee

The Borrower shall pay to the Facility Agent (for the account of each Original Lender) a participation fee in the amount and at the time agreed in a Fee Letter.

12.4	Agency Fee

The Borrower shall pay to the Facility Agent and the Security Agent an agency fee in the amount and at the times agreed in a Fee Letter.

13.	TAX-GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(aa)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(bb)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document;

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitles to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

(iv)	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction;

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 13.2 (Tax Gross-Up) or a payment under clause 13.3 (Tax Indemnity);

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Facility is effectively connected;

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest; and

“UK Non-Bank Lender” means where a Lender becomes a Party after the date on which this agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax Gross-Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender at the date it becomes a New Lender (or it would have been a Qualifying Lender on that date but for a change in any Treaty which change occurs between the date of this agreement and the date on which it becomes a New Lender) and (y) the corresponding Existing Lender would have received, in respect of a payment, at the time of transfer or assignment to that New Lender, additional amounts with respect to such Tax Deduction pursuant to paragraphs (c) above; or

(iii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this agreement is entered into gives a Tax Confirmation to the Borrower by entering into this agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Borrower and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

13.3	Tax Indemnity

(a)	The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 13.2 (Tax Gross-Up);

(B)	would have been compensated for by an increased payment under clause 13.2 (Tax Gross-Up) but was not so compensated solely because one of the exclusions in clause 13.2(d) (Tax Gross-Up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this agreement after the date of this agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Accession Letter which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this clause 13.5 then such New Lender shall be treated for the purposes of this agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply - with this clause 13.5.

13.6	Stamp Taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance party is required to account to the relevant tax authority for the VAT, that Party must pay the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply such forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the Facility Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased Costs

(a)	Subject to clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;

(ii)	compliance with any law or regulation made after the date of this agreement; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV (in each case, whether before or after the date of this agreement and whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), provided, however, that for purposes of this agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, rules, requests, guidelines and directives in connection therewith shall be deemed to be a change in law or regulation regardless of the date enacted, adopted or issued.

(b)	In this agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent that any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 13.3 (Tax Indemnity) (or would have been compensated for under clause 13.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in clause 13.3(b) (Tax Indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 32 (Sharing among the Finance Parties);

(c)	issuing or making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by that Finance Party alone); and

(d)	any claim by the Facility Agent against any Lender pursuant to clause 29.11 (Lenders’ indemnity to the Facility Agent).

15.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)	(acting reasonably) as a result of the taking, holding or protection of the Security;

(ii)	as a result of enforcement of the Security;

(iii)	(acting reasonably at any time other than when a Default is continuing) as a result of the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Security and the proceeds of the enforcement of the Security for all monies payable to it.

16.	ILLEGALITY

The provisions of this clause 16 shall take effect subject to clause 17.1 (Mitigation). If, at any time, it is or becomes unlawful in any applicable jurisdiction or prohibited pursuant to any request from or requirement of any central bank or other fiscal, monetary or other authority (being a request or requirement with which banks are accustomed to comply) for a Lender to make, fund, issue, participate in or allow to remain outstanding all or part of the Letters of Credit, or to perform any of its obligations as contemplated by this agreement, or it becomes unlawful for any Affiliate of a Lender of that Lender to do so, then:

(a)	that Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a notice to that effect;

(b)	that Lender shall not, following delivery of a notice in accordance with paragraph (a) above, be obliged to participate in or issue any Letter of Credit and its Commitment shall be immediately reduced to zero;

(c)	if that Lender so requires, the Borrower shall, on such date as the Facility Agent shall have specified:

(i)	repay all amounts owing to that Lender under this agreement; and

(ii)	ensure that the liabilities of that Lender under or in respect of each affected Letter of Credit are reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to that Lender’s Proportion of the Outstandings under that Letter of Credit; and

(d)	the Borrower shall ensure that the liabilities of that Lender under or in respect of each affected Letter of Credit are promptly reduced to zero and/or a replacement Lender is identified who is prepared to take an assignment of the liabilities of that Lender in accordance with clause 27.5 (Procedure for Transfer or Accession).

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 13 (Tax Gross-Up and Indemnities), clause 14 (Increased Costs) or clause 16 (Illegality) or including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of Liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction Expenses

The Borrower shall, promptly on demand pay the Facility Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this agreement and any other documents referred to in this agreement and the Security; and

(b)	any other Finance Documents executed after the date of this agreement.

18.2	Amendment Costs

If (a) an Obligor or the Parent requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 33.9 (Change of Currency), the Borrower shall, within three Business Days of demand, reimburse the Facility Agent, the Security Agent and any Receiver for the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s Ongoing Costs

(a)	Any amount payable to the Security Agent under clause 15.4 (Indemnity to the Security Agent) and this clause 18 shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Parent and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(a)	In the event of:

(i)	a Default; or

(ii)	the Security Agent considering it necessary or expedient; or

(iii)	the Security Agent being requested by an Obligor, the Parent or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement and Preservation Costs

The Borrower shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security or enforcing these rights.

19.	DEFAULT INTEREST AND BREAKAGE COSTS

19.1	Default Interest Periods

If any sum due and payable by an Obligor under a Finance Document is not paid on its due date or if any sum due and payable by the Obligor under any judgement of any court in connection with any Finance Document is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this clause 19) be selected by the Facility Agent.

19.2	Default Interest

An Unpaid Sum shall bear interest during each Term in respect thereof at the rate per annum which is the sum from time to time of 1.0 per cent per annum above LIBOR (on the Quotation Day therefor) plus:

(a)	in respect of any portion of an Unpaid Sum under clause 10.1 (Borrower’s Indemnity to the Lenders) which is Cash Collateralised, the rate per annum as set out in paragraph (b) of the definition of L/C Commission Rate; and

(b)	in respect of the balance of an Unpaid Sum or any other Unpaid Sum, the applicable rate per annum as set out in paragraph (a) of the definition of L/C Commission Rate.

19.3	Payment of Default Interest

Any interest which has accrued under clause 19.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of each Interest Period in respect thereof or on such other dates as the Facility Agent may specify by notice to such Obligor or the Parent (as the case may be).

19.4	Break Costs

If any Lender or the Facility Agent on its behalf receives or recovers all or any part of an Unpaid Sum otherwise than on the last day of a Term in respect thereof, the Borrower shall pay to the Facility Agent on demand for the account of that Lender an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of such Term exceeds (b) the amount of interest which in the opinion of the Facility Agent would have been payable to the Facility Agent on the last day of that Term in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in the Relevant Interbank Market for a period starting on the first Business Day following the date of such receipt or recovery and ending on the last day of that Term.

19.5	Notification of Rates of Interest

The Agent shall promptly notify the Borrower of each Funding Rate relating to an Unpaid Sum.

20.	CHANGES TO THE CALCULATION OF INTEREST

20.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate

If no Screen Rate is available for LIBOR for the Interest Period of any Unpaid Sum, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Unpaid Sum.

(b)	Reference Bank Rate

If no Screen Rate is available for LIBOR for:

(ii)	the currency of an Unpaid Sum; or

(iii)	the Interest Period of an Unpaid Sum and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Unpaid Sum and for a period equal in length to the Interest Period of that Unpaid Sum.

(c)	Costs of funds

If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Unpaid Sum and clause 20.4 (Costs of Funds) shall apply to that Unpaid Sum for that Interest Period.

20.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

20.3	Market Disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Unpaid Sum exceed 35 per cent of that Unpaid Sum) that the cost to it of funding its participation in that Unpaid Sum from whatever source it may reasonably select would be in excess of LIBOR then clause 20.4 (Cost of funds) shall apply to that Unpaid Sum for the relevant Interest Period.

20.4	Cost of Funds

(a)	If this clause 20.4 applies, the rate of interest on each Lender’s share of the relevant Unpaid Sum for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the L/C Commission Rate; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Unpaid Sum from whatever source it may reasonably select.

(b)	If this clause 20.4 applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 20.4(b) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this clause 20.4 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Guaranteed Finance Party punctual performance by each other Group Obligor of all that Group Obligor’s obligations under the Guaranteed Documents;

(b)	undertakes with each Guaranteed Finance Party that whenever another Group Obligor does not pay any amount when due under or in connection with any Guaranteed Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Guaranteed Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Guaranteed Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Guaranteed Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Group Obligor under the Guaranteed Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Group Obligor or any security for those obligations or otherwise) is made by a Guaranteed Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of Defences

The obligations of each Guarantor under this clause 21 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 21 (without limitation and whether or not known to it or any Guaranteed Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Group Obligor or other person;

(b)	the release of any other Group Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Group Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Group Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Guaranteed Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Guaranteed Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Guarantor Intent

Without prejudice to the generality of clause 21.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Guaranteed Documents and/or any facility or amount made available under any of the Guaranteed Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Guaranteed Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 21. This waiver applies irrespective of any law or any provision of a Guaranteed Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Group Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full, each Guaranteed Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Guaranteed Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 21.

21.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Group Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Guaranteed Documents or by reason of any amount being payable, or liability arising under this clause 21:

(a)	to be indemnified by a Group Obligor;

(b)	to claim any contribution from any other guarantor of any Group Obligor’s obligations under the Guaranteed Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guaranteed Finance Parties under the Guaranteed Documents or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Group Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 21.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Group Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Guaranteed Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Guaranteed Finance Parties by the

Group Obligors under or in connection with the Guaranteed Documents to be repaid in full on trust for the Guaranteed Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with clause 33 (Payment Mechanics).

21.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Guaranteed Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Guaranteed Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Guaranteed Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Guaranteed Document or of any other security taken pursuant to, or in connection with, any Guaranteed Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Finance Party.

22.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 22 to each Finance Party on the date of this agreement.

22.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

22.2	Binding Obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

22.3	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets in such a way which is likely to have a material adverse effect on the interest of the Lenders under the Finance Documents.

22.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5	Validity and Admissibility in Evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

22.6	Legality, Validity and Enforceability

All acts, conditions and things required to be done, fulfilled and performed (other than compliance with section 860 of the Companies Act 2006) in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents and (b) to ensure that (subject to the Legal Reservations) the obligations expressed to be assumed by it in the Finance Documents are legal, valid, binding and enforceable have been done, fulfilled and performed.

22.7	No Material Adverse Change

Since the date as at which the most recent financial statements of the Borrower Group were stated to be prepared and save as disclosed in writing to the Facility Agent on or prior to the Effective Date, there has been no material adverse change in its business or financial condition or, as the case may be, that of the Borrower Group as a whole.

22.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in clause 26.9(a) (Insolvency Proceedings); or

(b)	creditors’ process described in clause 26.10 (Creditors’ Process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Borrower Group and none of the circumstances described in clause 26.8 (Insolvency) applies to a member of the Borrower Group.

22.9	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

22.10	No Filing or Stamp Taxes

Under the law of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save for the registration of any registrable charges created under the Security Documents and the payment of a fee in connection therewith.

22.11	No Default

(a)	No Event of Default and, on the date of this agreement, no Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

22.12	No Misleading Information

All written information provided to a Finance Party by any member of the Borrower Group was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect. No information has been given or withheld that results in the information supplied to the Finance Parties by any member of the Borrower Group being untrue or misleading in any material respect.

22.13	Financial Statements

Its Original Financial Statements (in each case consolidated, if appropriate):

(a)	were prepared in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied;

(b)	disclose all liabilities (contingent or otherwise) of which its directors were or might reasonably be expected to have been aware and all unrealised or anticipated losses of such Obligor (or, as the case may be, any member of the Borrower Group); and

(c)	save as disclosed therein, give a true and fair view of the financial condition and operations of such Obligor (or, as the case may be, the Borrower Group) during the relevant financial year.

22.14	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.15	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on its business or financial condition have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries or involves a Managed Syndicate in the ordinary course of its insurance business.

22.16	Ranking

The Security has or (when duly registered) will have first ranking priority and is not subject to any prior ranking or pari passu ranking Encumbrances other than any Permitted Encumbrances which have prior ranking or pari passu ranking.

22.17	Security

Subject to the Legal Reservations, each Security Document to which it is a party validly creates each of the Encumbrances which is expressed by that Security Document and evidences each of the Encumbrances it is expressed to evidence.

22.18	Shares

(a)	The shares of any member of the Borrower Group which are subject to the Security are fully paid and not subject to any option to purchase or similar rights.

(b)	The constitutional documents of companies whose shares are subject to the Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor or member of the Borrower Group (including any option or right of pre-emption or conversion).

22.19	Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Borrower Group.

22.20	Ownership of the Account Party

The Account Party is a wholly-owned Subsidiary of the Borrower and is duly authorised to underwrite business at Lloyd’s.

22.21	No Breach of Borrowing Restrictions

The utilisation of the Facility in full by the Borrower will not result in or cause a breach of any borrowing restriction which applies to any Obligor.

22.22	Sanctions

No Obligor, nor any of its Subsidiaries or directors, is either:

(a)	listed, or is owned or controlled, directly or indirectly, by any person which is listed, on an SDN List;

(b)	located, organised or resident in a country which is the subject of Sanctions; or

(c)	a governmental agency, authority, or body or state-owned enterprise of any country which is the subject of Sanctions.

22.23	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request; and

(b)	the Commencement Date of each Letter of Credit and every six Months after that date until the Expiry Date of that Letter of Credit.

23.	INFORMATION UNDERTAKINGS

The undertakings in this clause 23 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial Statements of the Borrower Group

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 210 days after the end of each of its financial years, the annual financial statements of the Account Party and any other member of the Borrower Group which is an Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter of its financial years, its consolidated management accounts for that quarter prepared in accordance with US GAAP.

23.2	Compliance Certificates

(a)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to clause 23.1 (Financial Statements of the Borrower Group), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with clause 24.1 (Financial Condition) as at the date as at which those financial statements were drawn up; and

(ii)	listing all Material Companies and setting out (in reasonable detail) computations which determine those companies’ classification as Material Companies.

(b)	Each Compliance Certificate shall be signed by two directors of the Borrower.

23.3	Budget of the Borrower

(a)	The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same have been approved by its board of directors but in any event no later than 30 days prior to the start of each of its financial years, an annual budget and/or annual consolidated budget for that financial year.

(b)	The Borrower shall ensure that each budget:

(i)	is in a form reasonably acceptable to the Facility Agent and includes a projected consolidated profit and loss account (or equivalent income statement) and cashflow statement for the Borrower Group and projected financial covenant calculations;

(ii)	is prepared in accordance with US GAAP, and the accounting practices and financial reference periods applied to financial statements under clause 23.1 (Financial Statements of the Borrower Group),

and has been approved by the board of directors of the Borrower.

23.4	Annual Report for each Managed Syndicate

The Borrower shall, as soon as the same become available, but in any event within 90 days after the end of each year of account of each Managed Syndicate, deliver to the

Facility Agent in sufficient copies for all the Lenders, the annual report for that Managed Syndicate, audited by an internationally recognised firm of auditors licensed to practice in the jurisdiction of incorporation of the Managing Agent and on the list of auditors approved by the Council of Lloyd’s from time to time.

23.5	Quarterly Information Pack

The Borrower shall, as soon as the same become available, but in any event within 60 days after the end of each quarter of each year of account of each Managed Syndicate, deliver to the Facility Agent an information pack which will include (but is not limited to) a profit and loss statement, balance sheet, cashflow statement, quarterly returns or its equivalent, settlement statistics, a statement of current forecast underwriting results and a statement on the solvency deficit position (including calculations in reasonable detail) for each Managed Syndicate.

23.6	Business Plan and Realistic Disaster Scenario for each Managed Syndicate

The Borrower shall, as soon as the same becomes available, but in any event within 30 days of the date prescribed by the Council of Lloyd’s with respect to the preparation and despatch thereof, deliver to the Facility Agent the annual business plan then prepared in respect of a Managed Syndicate (including details of the capital stack and reinsurance layers) and (if separate) the Realistic Disaster Scenario relating thereto.

23.7	Reinsurance Resume for each Managed Syndicate

The Borrower shall, as soon as the same becomes available but in any event within 90 days of 1 January each year, deliver to the Facility Agent a copy of the reinsurance resume of each Managed Syndicate as delivered by the Borrower to Lloyd’s from time to time in accordance with the Lloyd’s Syndicate Accounting Rules.

23.8	Information in respect of Third Party Syndicates

The Borrower shall, as soon as the same become available but in any event within 90 days after the end of each year of account of each Third Party Syndicate, deliver to the Facility Agent the annual report of that Third Party Syndicate audited by an internationally recognised firm of auditors licensed to practise in the jurisdiction of incorporation of the Managing Agent and on the list of auditors approved by the Council of Lloyd’s from time to time.

23.9	Requirements as to Financial Statements

(a)	Each set of financial statements delivered by the Borrower pursuant to clause 23.1 (Financial Statements of the Borrower Group) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to clause 23.1 (Financial Statements of the Borrower Group) is prepared using accounting policies, practices, procedures and reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor (or, in respect of the financial statements of the Original Guarantor, is prepared using accounting policies, practices, procedures and reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower) (other than the consolidated management accounts for each quarter which will be prepared in accordance with US GAAP) unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in such accounting policies, practices, procedures or reference periods and its auditors (or, if appropriate, the auditors of that Obligor) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the accounting policies, practices, procedures and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether clause 24 (Financial Condition) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

23.10	Lloyd’s Syndicate Accounting Rules

The Borrower shall ensure that each annual report in respect of each Managed Syndicate delivered pursuant to clause 23.3 (Annual Report for each Managed Syndicate) is prepared in accordance with Lloyd’s Syndicate Accounting Rules under accounting policies consistently applied.

23.11	Litigation and Regulatory Intervention

The Borrower shall notify the Facility Agent of any actual or (upon it becoming aware of the same) any threatened litigation or arbitration (whether as plaintiff or defendant and whether civil, criminal or administrative) and/or any actual or threatened regulatory intervention by Lloyd’s and/or the FCA and/or the PRA in respect of the Borrower Group and/or a Managed Syndicate which are likely to be adversely determined and/or made and which, if adversely determined and/or made, would have a material adverse effect on the business or financial condition of the Borrower Group and/or a Managed Syndicate (but excluding any litigation or arbitration involving a Managed Syndicate in the ordinary course of its insurance business).

23.12	Inspection of Books and Records

If there are reasonable grounds to believe that an Event of Default has occurred and is continuing, each Obligor shall, on request of the Facility Agent and upon reasonable notice, provide the Facility Agent and/or its advisers with access, during the normal business hours to and permit inspection of its books and records.

23.13	Information on FAL

The Borrower shall provide the Facility Agent with a description and valuation of its FAL in the Compliance Certificate to be accompanied with the quarterly financial statements delivered in accordance with clause 23.1 (Financial Statements of the Borrower Group).

23.14	Information: Miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	all regulatory returns dispatched by the Borrower to Lloyd’s;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(d)

promptly, such further information regarding the financial condition and business of any member of the Group, the Managed Syndicates and the Third Party Syndicates as any Finance Party (through the Facility Agent) may reasonably request except

(i) where the furnishing of such information is restricted or prohibited by applicable law or regulation or (ii) the furnishing of such information does not comply with any requirement as to confidentiality which applies to such Obligor.

23.15	Notification of Default

(a)	Each Obligor shall (unless that Obligor is aware that a notification has already been provided by another Obligor) notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.16	“Know Your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by giving not less than ten Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this agreement as an Additional Guarantor.

24.	FINANCIAL CONDITION

24.1	Financial Condition

The Borrower shall ensure that its financial condition is such that:

(a)	any Uncovered Deficit shall not exceed 10 per cent of the aggregate of the Account Party’s Member’s Syndicate Premium Limit;

(b)	the aggregate of the Member’s Share of the estimated net losses in respect of any of the scenarios contained in the Realistic Disaster Scenarios prepared in relation to Syndicate 1084 of the Account Party shall not exceed 20 per cent of the aggregate Member’s Syndicate Premium Limit of the Account Party in any one year of account; and

(c)	the Uncollateralised Outstandings shall not at any time exceed 40 per cent of the total Funds at Lloyd’s of the Account Party (including Subordinated Funds at Lloyd’s and FAL provided in accordance with this agreement).

24.2	Financial Testing

The financial covenants set out in clause 24.1 (Financial Condition) shall be complied with at all times but compliance with such financial covenants shall be verified by reference to each of the relevant financial statements and each relevant Compliance Certificate delivered pursuant to clause 23.2 (Compliance Certificates).

24.3	Accounting Terms

All accounting expressions which are not otherwise defined in this agreement shall be construed in accordance with GAAP.

25.	GENERAL UNDERTAKINGS

The undertakings in this clause 25 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

25.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws, by-laws and regulations (including, without limitation, under the Financial Services and Markets Act 2000 (and related subordinate legislation), the Lloyd’s Acts 1871 to 1982 and the Lloyd’s Sourcebook Instrument 2001 (as amended from time to time) and any conditions or requirements prescribed thereunder) to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

25.3	Negative Pledge

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) create or permit to subsist any Security over any of its assets other than a Permitted Encumbrance.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, other than a Permitted Encumbrance.

25.4	Disposals

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) does not apply to any sale, lease, transfer or other disposal by a member of the Borrower Group:

(i)	of any investments made in the ordinary course of business of the disposing entity;

(ii)	of obsolete assets for cash;

(iii)	made with the prior consent of the Majority Lenders; or

(iv)	of tangible assets where the book value (when aggregated with the book value of all other tangible assets sold, leased, transferred or otherwise disused of in the same financial year) does not exceed £10,000,000 (or its equivalent in another currency or currencies).

25.5	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any amalgamation, demerger, merger or corporate reconstruction without the prior consent of the Majority Lenders (which consent, in the case of a merger or amalgamation between two members of the Group which are not Obligors, shall not be unreasonably withheld or delayed).

25.6	Change of Business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower, any member of the Borrower Group or any other Obligor from that carried on at the date of this agreement.

25.7	Financial Indebtedness

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) incur or allow to remain outstanding any Financial Indebtedness, other than Permitted Financial Indebtedness.

25.8	Pari Passu Ranking

Each Obligor shall ensure that at all times the claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.9	Insurance

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) maintain insurance (other than and in addition to any reinsurance in respect of such members’ underwriting business) on and in relation to its business and assets against those risks and to such extent as is usual for companies carrying on the same or substantially similar business with any reputable underwriters or reputable insurance company.

25.10	Further Assurance

Each Obligor shall take all steps reasonably requested by the Facility Agent to ensure the creation, perfection and maintenance at all times of the Security intended to be constituted by the Security Documents.

25.11	Ownership of the Account Party

The Borrower shall ensure that the Account Party remains its wholly-owned Subsidiary.

25.12	Application of Funds at Lloyd’s and Cash Calls

(a)	The Borrower shall use all reasonable endeavours to ensure that the Subordinated Funds at Lloyd’s of the Borrower are applied to the fullest extent possible before any payment is requested under a Letter of Credit.

(b)	The Borrower shall ensure that the Managing Agent will make a request for funds of the Account Party in its capacity as a member of each Managed Syndicate before applying the Funds at Lloyd’s of the Account Party in the payment of any claims, expenses or outgoings made or incurred in connection with its underwriting business.

25.13	Demands for Payment of FAL

The Borrower shall upon service on the Account Party by Lloyd’s (or the trustee for the time being of such Funds at Lloyd’s) of a written demand for the payment of a sum on account of its Funds at Lloyd’s immediately inform the Facility Agent of such demand.

25.14	Investment Strategy

The Borrower shall ensure that there is no material change to the investment strategy pursued by the Borrower Group as at the date of this agreement without the prior written consent of the Majority Lenders.

25.15	Business plan

The Borrower shall ensure that there is no material change to the business plan submitted in accordance with clause 23.6 (Business Plan and Realistic Disaster Scenario for each Managed Syndicate) without the prior written consent of the Majority Lenders.

25.16	Prohibition on underwriting by Obligors

The Borrower shall procure that the only member of the Borrower Group to underwrite business at Lloyd’s will be the Account Party.

25.17	Reinsurance FAL

(a)	The Borrower will not amend its FAL arrangements, including the addition of any Reinsurance FAL, without first obtaining the written consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed.

(b)	If the Borrower obtains any Reinsurance FAL for the 2015, 2016 or 2017 years of account (“2015/2016/2017 Reinsurance FAL”), the Borrower shall use its best endeavours to:

(i)	obtain and deliver to the Facility Agent, a replacement Letter of Comfort executed by Lloyd’s incorporating the 2015/2016/2017 Reinsurance FAL as additional Subordinated Funds at Lloyd’s for the 2015/2016/2017 years of account; and

(ii)	procure entry into a Funds at Lloyd’s providers deed on terms satisfactory to the Facility Agent.

25.18	Ownership of Obligors

The Borrower shall ensure that each other Obligor (other than the Original Guarantor) is and remains a direct or indirect Subsidiary of the Borrower.

25.19	Centre of Main Interests

No Obligor shall, and each Obligor will procure that none of its Subsidiaries will, do anything to change the location of its centre of main interests, for the purposes of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, where that change would be reasonably likely to be materially adverse to the interests of the Finance Parties.

25.20	Sanctions

(a)	Each Obligor will ensure that the proceeds of the Letter of Credit will not, directly or indirectly, be used or paid for the purposes of any transaction in violation of applicable Sanctions.

(b)	No Obligor shall engage in any conduct which would reasonably be expected to cause it to become a subject of Sanctions.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 26 is an Event of Default (save for clause 26.25 (Acceleration and Cancellation)).

26.1	Non-Payment

Any Group Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

26.2	Financial Condition and Other Specific Covenants

(a)	At any time any requirement of clause 24.1 (Financial Condition) or section 4.03 (Financial Covenants) of the Parent Guarantee is not satisfied.

(b)	An Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in clause 23 (Information Undertakings), clause 25.3 (Negative Pledge), clause 25.4 (Disposals), clause 25.5 (Mergers), clause 25.7 (Financial Indebtedness), clause 25.11 (Ownership of the Borrower), clause 25.12(a) (Application of Funds at Lloyd’s and Cash Calls) and clause 25.13 (Demands for Payment of FAL).

(c)	The Parent fails duly to perform or comply with any of the obligations expressed to be assumed by it in sections 4.02(a) (Reporting Requirements) and section 4.04(a) (Financial Debt) to (d) (Disposition of Assets) (inclusive) of the Parent Guarantee.

26.3	Other Obligations

(a)	Any Group Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 26.1 (Non-Payment) and clause 26.2 (Financial Condition and Other Specific Covenants)).

(b)	No Event of Default under paragraph (a) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of:

(i)	the Facility Agent giving notice to the Borrower or the Parent; and

(ii)	any Group Obligor becoming aware of the failure to comply.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by any Group Obligor in the Finance Documents or any notice or other document, certificate or statement delivered by or on behalf of any Group Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Change in Control

The occurrence of a Change in Control.

26.6	Cross Default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this clause 26.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) (inclusive) above in respect of the Group, is less than $50,000,000 (or its equivalent in any other currency or currencies).

26.7	Failure to Comply with Final Judgment

Any member of the Group fails to comply with or pay any sum due from it in excess of $50,000,000 (to the extent not covered by an insurer having a minimum A.M. Best financial strength rating of A- that has not denied coverage) under any final judgement or any final order made or given by any court of competent jurisdiction within 45 days of any such judgement or order being made or given.

26.8	Insolvency

(a)	Any Group Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Group Obligor or a Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Group Obligor or a Material Subsidiary.

26.9	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Obligor or a Material Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Obligor or a Material Subsidiary;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Obligor or a Material Subsidiary or any of its assets; or

(iv)	enforcement of any Security over any assets of any Group Obligor or a Material Subsidiary provided such enforcement is not stayed within 15 Business Days or any event occurs which under the laws of any jurisdiction has a similar or analogous effect.

(b)	Paragraph (a)(i) to (iii) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised.

26.10	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Obligor or a Material Subsidiary and is not discharged within 15 Business Days.

26.11	Similar Events Elsewhere

There occurs in relation to any Group Obligor or any Material Subsidiary or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which appears to the Facility Agent to correspond in that country or territory with any of those mentioned in clauses 26.8 (Insolvency) to 26.10 (Creditors’ Process) (inclusive).

26.12	Unlawfulness

(a)	It is or becomes unlawful for any Group Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document or any obligation of any Group Obligor thereunder are not or ceases to be in full force and effect or is alleged by a Group Obligor to be ineffective for any reason.

26.13	Repudiation

Any Group Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

26.14	Cessation of Business

Any member of the Borrower Group or the Parent suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of the business which it carries on at the date of this agreement or enters into any unrelated business.

26.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any member of the Group or its assets which, in the opinion of the Majority Lenders (acting reasonably), has, or is reasonably likely to have, a Material Adverse Effect.

26.16	Solvency Test

The Account Party fails as a Member to maintain the members’ capital resources requirement calculated by Lloyd’s and notified to it in accordance with the General Prudential Sourcebook and INSPRU.

26.17	Ownership of the Account Party

The Account Party ceases to be a wholly-owned Subsidiary of the Borrower.

26.18	Financial Services and Markets Act 2000 and Lloyd’s Acts 1871-1982

(a)	A failure by Lloyd’s (or, where appropriate, the Members taken together) to satisfy the solvency requirements to which it is or they are subject by virtue of Part XIX of the Financial Services and Markets Act 2000, the General Prudential Sourcebook, INSPRU (each as amended from time to time) or any statutory provision enacted after the date of this agreement and a failure to comply with any binding requirement to rectify the position within the time period permitted for such rectification; or

(b)	the authorisation or permission granted to Lloyd’s to carry on a regulated activity pursuant to the Financial Markets and Services Act 2000 is withdrawn, removed, revoked or cancelled by the PRA,

which, in either such case, in the reasonable opinion of the Majority Lenders, is reasonably likely materially and adversely to affect the ability of the Borrower to perform or comply with its material obligations under the Finance Documents.

26.19	Modification of Lloyd’s Acts, Byelaws or Trusts

Any modification, repeal, amendment, replacement or revocation of Lloyd’s Acts 1871 to 1982, any byelaw or any deed or agreement required by Lloyd’s to be executed or entered into by any person in connection with insurance business at Lloyd’s (whether carried on by such person or otherwise) or any trust created thereby is made or proposed which, in the reasonable opinion of the Majority Lenders, is reasonably likely materially and adversely to affect the ability of the Borrower to perform or comply with its material obligations under the Finance Documents.

26.20	Lloyd’s Market Reorganisation Order

The making of a Lloyd’s Market Reorganisation Order provided that:

(a)	the Borrower is an affected market participant as defined in the Insurers (Reorganisation and Winding Up) (Lloyd’s) Regulations 2005; and

(b)	the making of the order in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders) is reasonably likely materially and adversely to affect the ability of the Borrower to perform or comply with its material obligations under the Finance Documents.

26.21	Cash Collateral

The Borrower fails duly to perform or comply with its obligations to pay Cash Collateral into the Specified Account in the amounts and at the times required under clause 11.3 (Mandatory Cash Collateralisation of Letters of Credit).

26.22	Material Adverse Change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

26.23	ERISA

An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

26.24	US Bankruptcy Proceeding

Without limiting any of the other clauses of this clause 26:

(a)	a court of the United States of America or any state thereof (a “US Federal or State Court”) having jurisdiction in the premises shall enter a decree or order for relief in respect of the Parent or any Material Subsidiary in an involuntary case under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof now or hereafter in effect, which decree or order is not stayed within seven days of it being entered; or any other similar relief shall be granted under any applicable US federal or state law;

(b)	an involuntary case shall be commenced against the Parent or any Material Subsidiary under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof now or hereafter in effect; or a decree or order of a US Federal or State Court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Parent or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; and in any such event described in this paragraph (b) shall continue for 60 days unless dismissed, bonded or discharged; or

(c)	the Parent or any Material Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof now or hereafter in effect, or shall consent to the entry of an order for relieve in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law.

26.25	Acceleration and Cancellation

(a)	Subject to paragraph (b) below, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by all the Lenders:

(i)	by notice to the Borrower:

(A)	require the Borrower to use best endeavours to procure that the liabilities of the Lenders under each Letter of Credit are promptly reduced to zero; and/or

(B)	require the Borrower to procure that Cash Collateral is, within 3 Business Days of demand, provided for each Letter of Credit in an amount specified by the Facility Agent (acting on the instructions of the Majority Lenders) (whereupon the Borrower shall do so); and/or

(C)	declare that the whole of the Available Facility shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Lender shall be reduced to zero;

(ii)	require the Borrower to use best endeavours to procure that:

(A)	all Letters of Credit are cancelled and returned by Lloyd’s to the Facility Agent; and

(B)	in relation to any Letters of Credit which are cancelled, Lloyd’s deliver written confirmation to the Facility Agent (on behalf of the Lenders) that:

(aa)	Lloyd’s has not retained any copies of any Letter of Credit; and

(bb)	Lloyd’s no longer places any reliance on any Letter of Credit,

in form and substance reasonably satisfactory to the Facility Agent;

(iii)	exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under any of the Finance Documents; and/or

(iv)	give a Notice of Termination to Lloyd’s in respect of any Letter of Credit.

(b)	If an Event of Default under clause 26.24 (US Bankruptcy Proceeding) occurs, then without notice to the Parent or any other act by the Facility Agent or any other person, the Facility, interest thereon, Cash Collateral in respect of each Letter of Credit issued for the account of the relevant member of the Group and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

27.	CHANGES TO THE LENDERS

27.1	Assignments and Transfers by the Lenders

Subject to this clause 27, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that such bank, financial institution, trust, fund or other entity is an Approved Credit Institution.

27.2	Conditions of Assignment, Transfer or Accession

(a)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent (to the extent it thinks fit) of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer or accession will only be effective if the procedure set out in clause 27.5 (Procedure for Transfer or Accession) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax Gross-Up and Indemnities) or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate, Assignment Agreement or Accession Letter, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this agreement on or prior to the date on which the transfer or assignment or accession becomes effective in accordance with this agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment, Transfer or Accession Fee

The New Lender shall, on the date upon which an assignment, transfer or accession takes effect, pay to the Facility Agent (for its own account) a fee of £3,000.

27.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for Transfer or Accession

(a)	Subject to the conditions set out in clause 27.2 (Conditions of Assignment, Transfer or Accession) a transfer or accession is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed (i) Transfer Certificate delivered to it by the Existing Lender and the New Lender or (ii) Accession Letter duly completed by the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate or Accession Letter appearing on its face to comply with the terms of this agreement and delivered in accordance with the terms of this agreement, execute that Transfer Certificate or Accession Letter.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender or an Accession Letter delivered to it by a New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	On the Accession Date:

(i)	each of the New Lender and the other Parties shall assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and obligations acquired as a result of the Accession Letter; and

(ii)	the New Lender shall become a Party to this agreement as a “Lender”.

27.6	Procedure for Assignment

(a)	Subject to the conditions set out in clause 27.2 (Conditions of Assignment, Transfer or Accession) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this agreement and delivered in accordance with the terms of this agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clause 27.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 27.2 (Conditions of Assignment, Transfer or Accession).

27.7	Copy of Transfer Certificate or Assignment Agreement to the Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

27.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank or to a government authority, department or agency (including, without limitation, HM Treasury); and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors

(a)	Subject to compliance with the provisions of clauses 23.16(c) and (d) (“Know Your Customer” Checks), the Borrower may request that any of its wholly-owned Subsidiaries become an Additional Guarantor.

(b)	The Borrower shall procure that any other member of the Borrower Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor.

(c)	A Subsidiary of the Borrower shall become an Additional Guarantor if:

(i)	all the Lenders and the Overdraft Provider approve the addition of that Subsidiary (and each Lender hereby approves each Material Company);

(ii)	the Borrower delivers to the Security Agent a duly completed and executed Accession Letter; and

(iii)	the Security Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Security Agent.

(d)	The Security Agent shall notify the Borrower and all the Guaranteed Finance Parties promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent).

28.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.4	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor ceases to be a Guarantor by delivering to the Security Agent a Resignation Letter.

(b)	The Security Agent shall accept a Resignation Letter and notify the Borrower and the Facility Agent, the Lenders and the Overdraft Provider of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

(ii)	all the Lenders and the Overdraft Provider have consented to the Borrower’s request.

29.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND THE REFERENCE BANKS

29.1	Appointment of the Facility Agent

(a)	Each of the Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)	Each of the Finance Parties authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.3	Duties of the Facility Agent

(a)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to this agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arrangers or the Security Agent) under this agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No Fiduciary Duties

(a)	Nothing in this agreement constitutes the Facility Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent nor the Arrangers or the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group

The Facility Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7	Rights and Discretions of the Facility Agent

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are fully given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocations, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 26.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, and pay for the advice or services of any lawyers, accountants, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for Documentation

Neither the Facility Agent nor the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arrangers, any Group Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below, and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Facility Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever) but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this agreement shall oblige the Facility Agent or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

29.11	Lenders’ Indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 33.10 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.12	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent. In addition, the Majority Lenders (after consultation with the Borrower) may require an Impaired Agent to resign after any notice period and (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 29 and any other term of this agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrower shall within 3 Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Facility Agent) and this clause 29 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(i)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 13.8 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

29.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arrangers are obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information

if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.14	Relationship with the Lenders

(a)	The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this agreement.

(b)	Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 36.2 (Addresses) and clause 36.6(a)(iii) (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit Appraisal by the Lenders

Without affecting the responsibility of any Group Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Security or the existence of any Encumbrance affecting the Charged Property.

29.16	Facility Agent’s Management Time

Any amount payable to the Agent under clause 15.3(Indemnity to the Facility Agent), clause 18 (Costs and Expenses) and clause 29.11 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources, up to a maximum of £10,000 in any 12 month period, and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders.

29.17	Deduction from Amounts Payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 29.17 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

29.19	Third party Reference Bank

A Reference Bank which is not a Party may rely on Clause 29.17 (Role of Reference Banks), Clause 40.2 (Exceptions) and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

30.	ROLE OF THE SECURITY AGENT

30.1	Appointment of the Security Agent

(a)	Each of the Guaranteed Finance Parties appoints the Security Agent to act as its security agent under and in connection with the Guaranteed Documents.

(b)	Each of the Guaranteed Finance Parties authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Guaranteed Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Trust

(a)	The Security Agent declares that it shall hold the Security on trust for the Secured Parties on the terms contained in this agreement.

(b)	Each of the Parties agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this agreement or in the Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

30.3	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

30.4	Instructions to Security Agent and Exercise of Discretion

(a)	Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent, the Lenders or a group of Lenders are duly given in accordance with the terms of the relevant Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this agreement;

(ii)	where this agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in clauses 30.6 (Security Agent’s Discretions) to clause 30.21 (Disapplication) (inclusive).

(e)	In exercising any discretion to exercise a right, power or authority under this agreement where it has not received any instructions from the Majority Lenders as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Secured Parties.

30.5	Security Agent’s Actions

The Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

30.6	Security Agent’s Discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from the Facility Agent) that (i) no Default has occurred and no Group Obligor is in breach of or default under its obligations under any of the Guaranteed Documents and (ii) any right, power, authority or discretion vested by any Guaranteed Document in any person has not been exercised;

(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Security, assume that all applicable conditions under the Guaranteed Documents for taking that action have been satisfied

(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or any Group Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Guaranteed Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

30.7	Security Agent’s Obligations

The Security Agent shall promptly:

(a)	copy to the Facility Agent the contents of any notice or document received by it from any Group Obligor under any Finance Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform the Facility Agent of the occurrence of any Default or any default by any Group Obligor in the due performance of or compliance with its obligations under any Guaranteed Document of which the Security Agent has received notice from any other party to this agreement.

30.8	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Guaranteed Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by any Group Obligor of its obligations under any of the Guaranteed Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(d)	have or be deemed to have any relationship of trust or agency with any Group Obligor.

30.9	Exclusion of Liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Guaranteed Document or the transactions contemplated in the Guaranteed Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Guaranteed Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document or the Charged Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Guaranteed Documents, the Charged Property or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Guaranteed Documents, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Guaranteed Documents or the Charged Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Charged Property.

30.10	No Proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a

Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Guaranteed Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Rights Act.

30.11	Own Responsibility

Without affecting the responsibility of any Group Obligor for information supplied by it or on its behalf in connection with any Guaranteed Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Guaranteed Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Guaranteed Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document or the Charged Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Guaranteed Document, the Charged Property, the transactions contemplated by the Guaranteed Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document or the Charged Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Guaranteed Document, the transactions contemplated by any Guaranteed Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

30.12	No Responsibility to Perfect Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Group Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Guaranteed Documents or the Security;

(c)	register, file or record or otherwise protect any of the Security (or the priority of any of the Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Guaranteed Documents or of the Security;

(d)	take, or to require any of the Group Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Security effective or to secure the creation of any ancillary Encumbrance under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

30.13	Insurance by Security Agent

(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Guaranteed Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

30.14	Custodians and Nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this agreement or any document relating to the trust created under this agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this agreement or be bound to supervise the proceedings or acts of any person.

30.15	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Group Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

30.16	Refrain from Illegality

Notwithstanding anything to the contrary expressed or implied in the Guaranteed Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

30.17	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Group Obligors.

30.18	Winding up of Trust

If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Guaranteed Documents:

(a)	the trusts set out in this agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Security and the rights of the Security Agent under each of the Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

30.19	Powers Supplemental

The rights, powers and discretions conferred upon the Security Agent by this agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

30.20	Trustee Division Separate

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

30.21	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this agreement, the provisions of this agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.22	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Borrower and the Secured Parties.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

(c)	After consultation with the Borrower, the Majority Lenders may, by notice to the Security Agent, terminate the appointment of the Security Agent and appoint a successor Security Agent. That termination and new appointment may be made in respect of all or any part of the Security Agent’s duties, obligations and responsibilities.

(d)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) or (c) above within 30 days after the notice of resignation or termination was given, the Security Agent (after consultation with the Facility Agent) may appoint a successor Security Agent.

(e)	The resigning or terminated Security Agent (the “Retiring Security Agent”) shall, at its own cost (in the case of resignation) and at the Borrower’s cost (in the case of termination), make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Guaranteed Documents.

(f)	The Security Agent’s resignation or termination shall only take effect upon the transfer of all of the Charged Property to a duly appointed successor (unless the Security Agent, the intended successor and the Majority Lenders agree otherwise).

(g)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Guaranteed Documents (other than its obligations under clause 30.18 (Winding up of Trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of clauses 29.18 (Role of the Security Agent) and clause 10.1 (Borrower’s Indemnity to the Secured Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under clause 13.8 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to clause 13.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

30.23	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Guaranteed Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

30.24	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and to the Facility Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this agreement, be treated as costs and expenses incurred by the Security Agent.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with clause 33 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 33 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 33.5 (Partial Payments).

32.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with clause 33.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s Rights

On a distribution by the Facility Agent under clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)	This clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.	PAYMENT MECHANICS

33.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

33.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 33.3 (Distributions to an Obligor) and clause 33.4

(Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5	Partial Payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall (to the extent permitted by applicable law) apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) (inclusive) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) (inclusive) below, Sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment or prepayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

33.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.10	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 40 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 33.10; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.11	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with this clause 33 may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a Lender nominated by the Majority Lenders and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this clause 33.11 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with this agreement, each Party which has made a payment to a trust account in accordance with this clause 33.11 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with clause 33.2 (Distributions by the Facility Agent).

34.	SET-OFF

Following an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	APPLICATION OF PROCEEDS

35.1	Order of Application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Security shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 35), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment to the Agent, on behalf of the Secured Parties (or, in the case of the Overdraft Facility, directly to the Overdraft Provider), for application on a pro rata basis towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents (to be applied) in accordance with clause 33.5 (Partial Payments) and the Overdraft Facility Letter to the extent that it constitutes Permitted Financial Indebtedness;

(c)	if none of the Obligors is under any further actual or contingent liability under any Guaranteed Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

35.2	Investment of Proceeds

Prior to the application of the proceeds of the Security Property in accordance with clause 35.1 (Order of Application), the Security Agent may, in its discretion, hold all or part of those proceeds in an interest-bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Agent’s discretion in accordance with the provisions of this clause 35.

35.3	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent’s spot rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

35.4	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this agreement).

35.5	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Facility Agent on behalf of the Lenders or (as applicable) the Overdraft Provider and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Facility Agent or (as applicable) the Overdraft Provider under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Lender or (as applicable) the Overdraft Provider are denominated.

35.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Guaranteed Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this clause 35.

36.	NOTICES

36.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is identified with its name below or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower or the Parent (as applicable) in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

36.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 36.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

36.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

36.6	Electronic Communication

(a)	Any communication to be made between the Facility Agent and a Lender or the Security Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

36.7	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required Consents

(a)	Subject to clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Borrower and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent or in respect of the Security Documents, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this clause 40. which is agreed to by the Borrower and the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

40.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Guarantors other than in accordance with clause 28 (Changes to the Obligors) or a change to the identity of the guarantor under the Parent Guarantee;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	clause 2.2 (Finance Parties’ Rights and Obligations), clause 27 (Changes to the Lenders), clause 32 (Sharing among the Finance Parties) or this clause 40;

(viii)	clause 11.3 (Mandatory Cash Collateralisation or Cancellation of Letters of Credit) or clause 11.4 (Mandatory Cancellation – Extension of Facility);

(ix)	the definition of “Availability Period” in clause 1.1 (Definitions);

(x)	clause 24.1 (Financial Condition) or section 4.03 (Financial Covenants) of the Parent Guarantee;

(xi)	a waiver of an Event of Default;

(xii)	the nature or scope of the guarantee and indemnity granted under clause 19.5 (Guarantee and Indemnity) or under the Parent Guarantee;

(xiii)	the nature and scope of the Charged Property or the manner in which the proceeds of enforcement of the Security are distributed; or

(xiv)	the release of any Security or the Parent Guarantee,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, an Arranger, a Reference Bank or the Security Agent (each in their capacity as such) may not be effected without the consent of the Facility Agent, that Arranger, that Reference Bank or, as the case may be, the Security Agent.

(c)	An amendment or waiver which relates to the rights or obligations of the Overdraft Provider (including any such amendment or waiver referred to in paragraphs (a)(v), (viii), (ix) or (x) above) may not be effected without the consent of the Overdraft Provider.

40.3	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Facility Agent and that Lender:

(i)	replace that Lender by requiring that Lender to (and that Lender shall) transfer pursuant to clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this agreement;

(ii)	require that Lender to (and that Lender shall) transfer pursuant to clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of that Lender; or

(iii)	require that Lender to (and that Lender shall) transfer pursuant to clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other Approved Credit Institution selected by the Borrower, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or Security Agent;

(ii)	the Default Lender must receive the purchase price in cash payable at the time of transfer equal to any amount paid by that Defaulting Lender under or in connection with any Letter of Credit and all accrued interest, fees, break costs and any other amount payable to such Defaulting Lender under the Finance Documents;

(iii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a replacement Lender; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

41.	CONFIDENTIALITY

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed of clause 29.14(c) (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates security (or may do so) pursuant to clause 27.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	the size and term of the Facilities and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents.

41.3	Disclosure to Numbering Service Providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Group Obligors;

(ii)	country of domicile of Group Obligors;

(iii)	place of incorporation of Group Obligors;

(iv)	date of this agreement;

(v)	the names of the Facility Agent and the Arrangers;

(vi)	date of each amendment and restatement of this agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) (inclusive) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this agreement, the Facility and/or one or more Group Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiii) (inclusive) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this agreement, the Facility and/or one or more Group Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this agreement, the Facility and/or one or more Group Obligors by such numbering service provider.

41.4	Entire agreement

This clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 41.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 41 (Confidentiality).

41.7	Continuing obligations

The obligations in this clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

42.1	Confidentiality and disclosure

(a)	The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 19.5 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Facility Agent’s obligations in this clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 19.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations

(a)	The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 42.

42.3	No Event of Default

No Event of Default will occur under clause 26.3 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 42.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England.

45.	ENFORCEMENT

45.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to the existence, validity or termination of this agreement or any non-contractual obligation arising out of or in connection with this agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 45 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Guarantor (other than any Guarantor incorporated in England and Wales):

(i)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document the Borrower by its execution of this agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Guarantor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	The Borrower expressly agrees and consents to the provisions of this clause 45 and clause 44 (Governing Law).

IN WITNESS whereof this agreement has been executed on the date first above written

SCHEDULE 1

The Original Lenders

Name of Original Lender	Commitment

Lloyds Bank plc	£85,000,000

ING Bank N.V., London Branch	£85,000,000

£170,000,000

SCHEDULE 2

Conditions Precedent

Part 1 - Conditions Precedent to Initial Utilisation

1.	GROUP OBLIGORS

1.1	A copy of the constitutional documents of each Group Obligor and in the case of the Parent, such constitutional documents shall be certified as of a recent date together with a certificate of good standing.

1.2	A copy of a resolution of the board of directors of each Group Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A copy of a resolution signed by all the holders of the issued shares in the Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

1.5	A certificate of each Group Obligor (other than the Account Party) (signed by a director or officer, as appropriate):

(a)	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on that Group Obligor to be exceeded; and

(b)	certifying that each copy document relating to it specified in this part 1 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this agreement.

2.	FINANCE DOCUMENTS

2.1	This agreement executed by the members of the Group party to it.

2.2	The Parent Guarantee executed by the Parent.

2.3	The Fee Letters executed by the parties to it.

2.4	The Charge Over Account executed and delivered by the parties to it.

3.	PERFECTION OF SECURITY

Notices of assignment or charge to be sent under the Security Documents executed on behalf of each relevant Obligor.

4.	LEGAL OPINIONS

4.1	A legal opinion of Ashurst LLP, legal advisers to the Arrangers and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this agreement.

4.2	A legal opinion of Ropes & Gray, legal advisers to the Parent, substantially in the form distributed to the Original Lenders prior to signing this agreement.

5.	OTHER DOCUMENTS AND EVIDENCE

5.1	The Substitution Letter.

5.2	The Letter of Comfort.

5.3	Evidence, satisfactory to the Facility Agent, that on or before the first Utilisation Date, all amounts outstanding under the Existing Facility Agreement, have been or will be refinanced and the facility made available under the Existing Facility Agreement has been or will be cancelled in full and all Encumbrances granted under the Existing Facility Agreement have been or will be irrevocably released.

5.4	The Original Financial Statements of each Obligor (other than the Original Guarantor) and the most recent audited financial statements of the Parent.

5.5	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 12 (Commission and Fees) and clause 18 (Costs and Expenses) have been paid or will be paid within three Business Days of the signing of this agreement or in accordance with the terms of the relevant Fee Letter as appropriate.

5.6	A certificate of the Borrower (signed by a director) addressed to the Finance Parties confirming which companies within the Group are Material Companies and which has earnings before interest, tax, depreciation and amortisation representing five per cent or more of consolidated earnings before interest, tax, depreciation and amortisation of the Group or has gross assets representing five per cent, or more of the gross assets of the Group, calculated on a consolidated basis.

5.7	Evidence satisfactory to the Facility Agent that all Encumbrances (if any) other than Permitted Encumbrances over the revenues or assets of the Borrower and its subsidiaries have been released or discharged.

5.8	Customary and required “know your customer” information for each Lender in respect of the Obligors.

5.9	The Overdraft Letter.

Part 2 - Conditions Precedent Required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

3.2	authorising a specified person or persons to execute the Accession Letter on its behalf; and

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an Authorised Signatory of the Additional Guarantor certifying that each copy document listed in this part 2 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest financial statements of the Additional Guarantor.

10.	A legal opinion of Ashurst LLP, legal advisers to the Facility Agent in England and Wales.

11.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Guarantor is incorporated.

12.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 45.2 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

13.	Customary and required “know your customer” information for each Lender in respect of each Additional Guarantor.

SCHEDULE 3

Utilisation Request

From:	Chaucer Holdings Limited (the “Borrower”)

To:	Lloyds Bank plc (the “Facility Agent”)

Dated:	[●]

Dear Sirs

Chaucer Holdings Limited – £170,000,000 standby letter of credit facility agreement dated [●] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Lenders on the following terms:

Applicant:	Chaucer Corporate Capital (No. 3)

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Commencement Date of Letter of Credit:	[●]

Face amount:	[£[●]] or, if less, the Available Facility]

Term:	[●]

Expiry Date:	[●]

3.	We confirm that each condition specified in clause 5.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.

5.	The Letter of Credit should be issued in favour of Lloyd’s in the form attached and delivered to the recipient at The Society and the Council of Lloyd’s, C/o The Manager, Market Services, Fidentia House, Walter Burke Way, Chatham Maritime, Chatham, Kent ME4 4RN.

Yours faithfully

Authorised Signatory for

Chaucer Holdings Limited

SCHEDULE 4

Form of Letter of Credit

Letter of Credit to be issued by the Facility Agent on behalf of the Banks

To:	The Society and the Council of Lloyd’s

c/o The Manager, Market Services

Fidentia House

Walter Burke Way

Chatham Maritime

Chatham, Kent ME4 4RN

[Commencement Date]

Dear Sirs

Irrevocable Standby Letter of Credit No. [                    ]

Re: Chaucer Corporate Capital (No. 3) Limited (the “Applicant”)

This Clean Irrevocable Standby Letter of Credit (the “Credit”) is issued by the banks whose names are set out in schedule 1 to this Credit (the “Issuing Banks”, and each an “Issuing Bank”) in favour of the Society of Lloyd’s (“Lloyd’s”) on the following terms:

1.	Subject to the terms hereof, the Issuing Banks shall make payments within two business days of demand on Lloyds Bank plc (the “Facility Agent”) in accordance with paragraph 4 below.

2.	Upon a demand being made by Lloyd’s pursuant to paragraph 4 below, each Issuing Bank shall pay that proportion of the amount demanded which is equal to the proportion which its Commitment set out in schedule 1 hereto bears to the aggregate Commitments of all the Issuing Banks set out in schedule 1 hereto, provided that the obligations of the Issuing Banks under this Credit shall be several and no Issuing Bank shall be required to pay an amount exceeding its Commitments set out in schedule 1 (Issuing Banks’ Commitments) hereto and the Issuing Banks shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of [amount in Sterling]. Any payment by an Issuing Bank hereunder shall be made in Sterling to the Lloyd’s account specified in the demand made by Lloyd’s pursuant to paragraph 4 below.

3.	This Credit is effective from [●] (the “Commencement Date”) and will expire on the Final Expiration Date. This Credit shall remain in force until we give you not less than four years’ notice in writing terminating the same on the fourth anniversary of the Commencement Date or on any date subsequent thereto as specified in such notice (the “Final Expiration Date”), our notice to be sent by registered mail for the attention of the Manager, Members’ Services at the above address.

4.	Subject to paragraph 3 above, the Issuing Banks shall pay to Lloyd’s under this Credit upon presentation of a demand by Lloyd’s on the Facility Agent at Lloyds Bank plc., Trade Operations London, 4th Floor, 48 Chiswell Street, London. EC1Y 4XX. Attention Guarantees Department substantially in the form set out in schedule 2 (Form of Demand (Pounds Sterling)) to this Credit the amount specified therein (which amount shall not, when aggregated with all other amounts paid by the Issuing Banks to Lloyd’s under this Credit, exceed the maximum amount referred to in paragraph 2 above).

5.	The Facility Agent has signed this Credit as agent for disclosed principals and accordingly shall be under no obligation to Lloyd’s hereunder other than in its capacity as an Issuing Bank.

6.	All charges are for the Applicant’s account.

7.	Subject to any contrary indication herein, this Credit is subject to the International Standby Practices - ISP98 (1998 publication - International Chamber of Commerce Publication No. 590).

8.	This Credit and all non-contractual obligations arising from or in connection with it shall be governed by and interpreted in accordance with English law and the Issuing Banks hereby irrevocably submit to the jurisdiction of the High Court of Justice in England.

9.	Each Issuing Bank engages with Lloyd’s that demands made under and in compliance with the terms and conditions of this Credit will be duly honoured on presentation.

Yours faithfully

for and on behalf of

Lloyds Bank plc

For and on behalf of

[Names of all Issuing Banks including the Facility Agent]

Schedule 1 to the Letter of Credit

Issuing Banks’ Commitments

Name and Address of Issuing Bank	Commitment (Sterling)

Total Value:

Schedule 2 to the Letter of Credit

Form of Demand Sterling

[On Lloyd’s letterhead]

Dear Sir/Madam

THE SOCIETY OF LLOYD’S

TRUSTEE OF

LETTER OF CREDIT NO.

With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Letter of Credit. Payment should be made by way of CHAPS. The account details are as follows:

Lloyd’s of London	Sort Code	60-00-01
NatWest	Account	136374444
City of London Office
P.O. Box 12258
1 Princes Street
London
EC2R 8AP

Please quote Member Code:

Yours faithfully

for Manager
Market Services

By:

Name:

Title:

Your ref:

Our ref:	MEM/ / / /

Extn:

BILL OF EXCHANGE

The Society of Lloyd’s

Trustee of

Letter of Credit No.

Please pay in accordance with the terms of the Letter of Credit to our order the amount of £        .

For and on behalf of

Authorised signatory
Market Services

To:	Lloyds Bank plc
as Bank

SCHEDULE 5

Letter of Comfort

[on Lloyd’s letterhead]

To:

Chaucer Holdings Limited

Plantation Place

30 Fenchurch Street

London, EC3M 3AD

Lloyd’s Ref: [insert]	[date] October 2015

Dear Sir / Madam

CHAUCER HOLDINGS LIMITED

1.	We acknowledge that Chaucer Holdings Limited (Holdings) has procured or may procure the provision to Lloyd’s of:

(a)	cash and/or securities in a form prescribed by Lloyd’s by way of third party deposit for the benefit of Chaucer Corporate Capital (No.3) Limited (Chaucer No.3) in the amount of £203,200,000 (the Own FAL); and

(b)	a syndicated letter of credit in respect of Chaucer No.3 by Lloyds Bank plc and ING Bank N.V., London Branch pursuant to a facility agreement dated [●] October 2015, such letter of credit having a face value (at the date of this letter) of £170,000,000 (the Bank LOC) and which will form part of the funds at Lloyd’s of Chaucer No.3.

2.	We further acknowledge that Chaucer No.3’s Lloyd’s deposit account includes cash and/or investments in the amount of £116,400,000 which forms part of its funds at Lloyd’s (Chaucer No.3 Own FAL).

3.	You have asked whether, in the event of monies having to be drawn down or applied out of Chaucer No.3’s funds at Lloyd’s, the Bank LOC and other funds at Lloyd’s of Chaucer No.3 may be drawn down in a pre-determined order namely:

(a)	in respect of Chaucer No.3’s participation on Syndicate 1176 for the 2016 and 2017 and prior open years of account:

(i)	first, from the Chaucer No.3 Own FAL (to the extent not previously applied to meet a Lloyd’s obligation of Chaucer No.3 pursuant to paragraph 3(b)) until such funds are exhausted;

(ii)	secondly, from the Own FAL (to the extent not previously applied to meet a Lloyd’s obligation of Chaucer No.3 pursuant to paragraph 3(b)) until such funds are exhausted; and

(iii)	thirdly, from the Bank LOC (to the extent not previously applied to meet a Lloyd’s obligation of Chaucer No.3 pursuant to paragraph 3(b)) until such funds are exhausted; and

(b)	in respect of Chaucer No.3’s participation in Syndicate 1084 for the 2016 and 2017 and prior open years of account:

(i)	first, from the Chaucer No.3 Own FAL (to the extent not previously applied to meet a Lloyd’s obligation of Chaucer No.3 pursuant to paragraph 3(a) above) until such funds are exhausted;

(ii)	secondly, from the Own FAL (to the extent not previously applied to meet a Lloyd’s obligation of Chaucer No.3 pursuant to paragraph 3(a) above) until such funds are exhausted; and

(iii)	thirdly, from the Bank LOC (to the extent not previously applied to meet a Lloyd’s obligation of Chaucer No.3 pursuant to paragraph 3(a) above) until such funds are exhausted.

4.	As you are aware, the Bank LOC and other funds at Lloyd’s of Chaucer No.3 are held by Lloyd’s in its capacity as trustee. Any decision to draw down or apply any such Bank LOC involves an exercise of discretion in light of the circumstances prevailing at the time of such decision and thus no binding undertaking can be given now by Lloyd’s as to the order of drawdown or application.

5.	However, we confirm that at the time of considering the drawdown or application of Chaucer No.3’s funds at Lloyd’s, Lloyd’s will take into account the requested order of drawdown set out in paragraph 3 of this letter.

6.	In relation to paragraph 4 above, it should be noted that the funds at Lloyd’s requirements of Chaucer No.3 for the 2016 year of account have not yet been determined by Lloyd’s. Accordingly, this letter should not be taken as confirmation that the assets comprising Chaucer No.3’s funds at Lloyd’s for the 2015 year of account will meet the funds at Lloyd’s requirement of those members for the 2016 year of account (and paragraph 2 of this letter should be construed accordingly).

7.	For the avoidance of doubt, Lloyd’s shall not be responsible to you or any other person for any losses incurred by you or such other person as a consequence of acting in reliance upon this letter.

8.	This letter supersedes any prior letter issued by us in relation to Holdings and Chaucer No.3 with respect to the subject matter hereof.

Yours faithfully

for and on behalf of
The Society & Council of Lloyd’s

SCHEDULE 6

Form of Transfer Certificate

To:	[●] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[●]

Chaucer Holdings Limited - £170,000,000 standby letter of credit facility agreement dated [    ] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 27.5 (Procedure for Transfer):

2.1	the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule in accordance with clause 27.5 (Procedure for Transfer);

2.2	the proposed Transfer Date is [●];

2.3	the Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 36.2 (Addresses) are set out in the schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 27.4(c) (Limitation of Responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/Rights and Obligations to be Transferred

[insert relevant details]

[Facility Office address, fax number and attention details

for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

[Facility Agent]

By:

SCHEDULE 7

Form of Assignment Agreement

To:	[ ] as Facility Agent and [ ] as Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[●]

Chaucer Holdings Limited - £170,000,000 standby letter of credit facility agreement dated [            ] 2015 (the “Agreement”)

8.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

9.	We refer to clause 27.6 (Procedure for Assignment):

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in the Letter of Credit under the Agreement as specified in the Schedule;

(b)	the Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Agreement specified in the Schedule; and

(c)	the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[1]

10.	The proposed Transfer Date is [●].

11.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

12.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 36.2 (Addresses) are set out in the Schedule.

13.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 27.4(c) (Limitation of Responsibility of Existing Lenders).

14.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[2]

[1]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.
[2]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

15.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][3]

[8/9].	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11].	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[3]	Include only if New Lender is a UK Non-Bank Lender - i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in clause 13.1 (Definitions).

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

SCHEDULE 8

Form of Accession Letter

Part 1 - Form of Guarantor Accession Letter

To:	[●] as Facility Agent

From:	[Subsidiary] and [Borrower]

Dated:	[●]

Dear Sirs

Chaucer Holdings Limited - £170,000,000 standby letter of credit facility agreement dated [            ] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to clause 28.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Guarantor Accession Letter is entered into by deed.

[Borrower]	[Subsidiary]

Part 2 – Form of New Lender Accession Letter

To:	[●] as Facility Agent

From:	[The New Lender] (the “New Lender”)

Dated:	[●]

Chaucer Holdings Limited - £170,000,000 standby letter of credit facility agreement dated [            ] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter;

2.	We refer to clause 27.5 (Procedure for Transfer or Accession);

(a)	the New Lender agrees to be bound by the terms of the Agreement and the other Finance Documents as a Lender;

(b)	the proposed Accession Date is [●];

(c)	the Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 36.2 (Addresses) are set out in the schedule;

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 27.4(c) (Limitation of Responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	This Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Accession Letter has been entered into on the date stated at the beginning of this Accession Letter.

SCHEDULE 9

Form of Resignation Letter

To:	[●] as Facility Agent

From:	[resigning Obligor] and [Borrower]

Dated:	[●]

Dear Sirs

Chaucer Holdings Limited- £170,000,000 standby letter of credit facility agreement dated [            ] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to clause 28.4 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Borrower]	[Subsidiary]

By:	By:

SCHEDULE 10

Form of Compliance Certificate

To:	Lloyds Bank plc as Facility Agent

From:	Chaucer Holdings Limited

Dated:	[●]

Dear Sirs

Chaucer Holdings Limited - £170,000,000 standby letter of credit facility agreement dated [            ] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	The Uncollateralised Outstandings as at 31 December [year] were [●].

3.	The total Funds at Lloyd’s of Chaucer Corporate Capital (No. 3) Limited (including Subordinated Funds at Lloyd’s and FAL provided in accordance with this agreement) were [●] as at 31 December [year].

4.	Therefore, we confirm that as at [Insert Date] the Uncollateralised Outstandings do not exceed 40% of the total Funds at Lloyd’s of Chaucer Corporate Capital (No. 3) Limited (including Subordinated Funds at Lloyd’s).

5.	The Uncovered Solvency Deficits of the syndicate capacity for the Account Party is [●] and the syndicate capacity for the Account Party is [●].

6.	Therefore:

(a)	the Uncovered Solvency Deficits do not exceed 10 per cent of the syndicate capacity for the Account Party; and

(b)	the aggregate of the Member’s Share of the estimated net losses in respect of any of the scenarios contained in the Realistic Disaster Scenarios prepared in relation to Syndicate 1084 shall not exceed 20 per cent of the aggregate Member’s Syndicate Premium Limit in any one year of account.

7.	[We confirm that the following companies constitute Material Companies for the purposes of the Agreement: ☒.]

[Computations which determine those companies classification as Material Companies (in reasonable detail) to be included]

8.	We confirm that, as at the date hereof no Event of Default or Default has occurred which is continuing.

Signed:
	Director	Director
	of	of
	Chaucer Holdings Limited	Chaucer Holdings Limited

SCHEDULE 11

Form of Parent Compliance Certificate

COMPLIANCE CERTIFICATE

THIS CERTIFICATE is delivered pursuant to the Guaranty Agreement, dated as of [            ], 2015 (the “Agreement”), among The Hanover Insurance Group, Inc., a Delaware corporation (the “Guarantor”) and Lloyds Bank plc, as Facility Agent and Security Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The undersigned hereby certifies that:

1.	The undersigned is a Responsible Officer of the Guarantor.

2.	Enclosed with this Certificate are copies of the financial statements of the Guarantor and its Subsidiaries as of [ ], and for the [ -month period] [year] then ended, required to be delivered under Section [4.02(a)(i)][4.02(a)(ii)] of the Agreement. Such financial statements have been prepared in accordance with GAAP [(subject to normal year-end audit adjustments and the absence of footnotes)][4] and present fairly, in all material respects, the Consolidated financial position of the Guarantor and its Subsidiaries as of the date indicated and the Consolidated results of operations of the Guarantor and its Subsidiaries for the period covered thereby.

3.	The undersigned has no knowledge of the existence of (i) any Default or Event of Default (as such terms are defined in the Hanover Credit Agreement) continuing as of the date of this Certificate or (ii) any Default or Event of Default continuing as of the date of this Certificate. [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 3 above by listing, in reasonable detail, the nature of the Default or Event of Default and the action that the Guarantor has taken or proposes to take with respect thereto.]

4.	Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Section 4.03 of the Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the      day of             ,         .

THE HANOVER INSURANCE GROUP, INC.

By:

Name:

Title:

[4]	Insert in the case of quarterly financial statements.

WORKSHEET

Minimum Net Worth5 (Section 4.03(a) of the Agreement)

1.	Base for calculating Minimum Net Worth:				$1,696,800,000

2.	(a)	Consolidated net income for each fiscal quarter (if positive) ending after 12 November 2013:	[$]

	(b)	Net income adjustment: Multiply Line 2(a) by 50%		[$]

3.	(a)	Net Equity Proceeds of any Equity Issuances made after 12 November 2013:	[$]

	(b)	Net Equity Proceeds adjustment: Multiply Line 3(a) by 50%		[$]

4.	Required Net Worth: Add Lines 1, 2(b) and 3(b)			[$]

5.	Actual Net Worth (total shareholders’ equity of the Guarantor determined in accordance with GAAP; provided that the net unrealized appreciation and depreciation of securities that are classified as available for sale and are subject to ASC 320 shall be excluded) as of measurement date:			[$]

[5]	The calculation of Net Worth shall exclude the financial results of any Securitization Subsidiaries of the Borrower.

RBC Ratio (Section 4.03(b) of the Agreement)

CIC

1.	“Total Adjusted Capital” (as defined by the Insurance Regulatory Authority of Michigan) of CIC:	[$	]

2.	“Authorized Control Level Risk-Based Capital” (as defined by the Insurance Regulatory Authority of Michigan) of CIC:	[$	]

3.	Adjustment to “Authorized Control Level Risk-Based Capital”: Multiply Line 2 by 2.0	[$	]

4.	RBC Ratio of CIC: Divide Line 1 by Line 3

5.	Minimum RBC Ratio permitted under the Agreement as of the date of determination:		175%

OR

HIC

1.	“Total Adjusted Capital” (as defined by the Insurance Regulatory Authority of New Hampshire) of HIC:	[$	]

2.	“Authorized Control Level Risk-Based Capital” (as defined by the Insurance Regulatory Authority of New Hampshire) of HIC:	[$	]

3.	Adjustment to “Authorized Control Level Risk-Based Capital”: Multiply Line 2 by 2.0	[$	]

4.	RBC Ratio of HIC: Divide Line 1 by Line 3

5.	Minimum RBC Ratio permitted under the Agreement as of the date of determination:		175%

Leverage Ratio (Section 4.03(c) of the Agreement)

1.	Modified Total Debt as of the date of determination:

	(a)	Aggregate outstanding principal amount of Debt of the Guarantor and its Subsidiaries (other than any Securitization Subsidiaries) of the following types, in each case determined on a Consolidated basis without duplication in accordance with GAAP (but without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) or any similar accounting principle permitting a Person to value its financial liabilities or indebtedness at the fair value thereof):[6]

		(i)	indebtedness of each such Person for borrowed money	[$]

		(ii)	obligations of each such Person evidenced by bonds, debentures, notes or other similar instruments	[$]

		(iii)	obligations of each such Person to pay the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of business and not overdue by more than 90 days)	[$]

		(iv)	obligations of each such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases	[$]

		(v)	Debt of others secured by a Lien on the Property of any such Person, whether or not the Debt so secured has been assumed by such Person	[$]

		(vi)	obligations of any such Person under Guaranties in respect of Debt of others (including any obligations constituting Limited Originator Recourse in respect of Debt of Securitization Subsidiary)	[$]

		(vii)	without duplication, obligations of any such Person in respect of Hybrid Securities (disregarding clause (ii) of the definition of Hybrid Securities), Disqualified Equity Interests (disregarding clause (ii) of the definition of Disqualified Equity Interests) and Preferred Securities (disregarding clause (ii) of the definition of Preferred Securities), in each case requiring repayments, prepayments, mandatory redemptions or repurchases prior to 91 days after the Final Maturity Date, with the amount of Debt represented by any such Disqualified Equity Interest or Preferred Security being equal to the greater of its voluntary or involuntary liquidation amount and its maximum fixed repurchase price or redemption amount

[6]	Not including Hybrid Securities, Disqualified Equity Interests, Preferred Securities and Specified Convertible Debt Securities included in Lines 1(b), 1(c), 1(d) and 1(e) below.

	(b)	Without duplication of Lines 1(c), 1(d) and 1(e), the portion of all outstanding Hybrid Securities that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology:	[$]

	(c)	Without duplication of Lines 1(b), 1(d) and 1(e), the portion of all outstanding Disqualified Equity Interests that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology:	[$]

	(d)	Without duplication of Lines 1(b), 1(c) and 1(e), the portion of all outstanding Preferred Securities that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology:	[$]

	(e)	Without duplication of Lines 1(b), 1(c) and 1(d), the portion of all outstanding Specified Convertible Debt Securities that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology:

	(f)	The amount (if any) by which Line 2(b) below plus the portion of all Preferred Securities issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology plus the portion of all Disqualified Equity Interests issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology, plus the portion of all Specified Convertible Debt Securities issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology. exceeds 15% of Line 3 below:	[$]

	(g)	Modified Total Debt: Add Lines 1(a)(i) through 1(a)(vii), Line 1(b), Line 1(c), Line 1(d), Line 1(e) and Line 1(f):	[$]

2.	Net Worth:

	(a)	Total shareholders’ equity of the Guarantor determined in accordance with GAAP;[7] provided that the net unrealized appreciation and depreciation of securities that are classified as available for sale and are subject to ASC 320 shall be excluded:	[$]

	(b)	Without duplication of Lines 2(c) and 2(d), the portion of all outstanding Hybrid Securities issued by the Guarantor or any Subsidiary (other than a Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology:	[$]

[7]	Excluding the financial results of any Securitization Subsidiary of the Borrower.

	(c)	Without duplication of Lines 2(b) and 2(d), the portion of all outstanding Preferred Securities issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology:	[$]

	(d)	Without duplication of Lines 2(b) and 2(c), the portion of all outstanding Disqualified Equity Interests issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology:	[$]

	(e)	Net Worth: Add Lines 2(a) and 2(b) and subtract Lines 2(c), and 2(d)	[$]

3.	Total Capitalization: Add Lines 1(a)(i) through 1(a)(vii), Line 1(b), Line 1(c), Line 1(d), Line 1(e) and Line 2(e)		[$]

4.	Leverage Ratio: Divide Line 1(g) by Line 3

5.	Maximum Leverage Ratio permitted under the Agreement as of the date of determination:		35%

SCHEDULE 12

LMA Form of Confidentiality Undertaking

[Letterhead of Transferring Lender]

To:	[insert name of Potential Lender]

Re: Chaucer Holdings Limited- £170,000,000 Facility Agreement dated [             ] 2015 (the “Facility”)

Company: [●] (the “Company”)

Date: [●]

Facility Agent: [●]

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

1.1	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

1.3	to use the Confidential Information only for the Permitted Purpose; and

1.4	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2.2 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; [and

1.5	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	PERMITTED DISCLOSURE

We agree that you may disclose such Confidential Information and those matters referred to in paragraph 1.2 above:

2.1	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

2.2	where:

(a)	requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(b)	required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed; or

(c)	required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

2.3	with the prior written consent of us and the Company.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function over you) to inform us of the full circumstances of any disclosure under paragraph 2.2 above or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of:

5.1	the date you become a party to or otherwise acquire (by assignment, sub participation or otherwise) an interest, direct or indirect in the Facility; and

5.2	12 Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased [to the extent technically practicable] all copies of Confidential Information made by you (other than such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2.1) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed); and

5.3	36 Months from the date of this letter.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a “Relevant Person”):

(a)	make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based; or

(b)	shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	NO WAIVER; AMENDMENTS, ETC.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right. power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation [including securities law]8 relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to paragraphs 6 and 9, the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

[8]	Insert if relevant.

12.	DEFINITIONS

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Company, the Group and/or the Facility [including, without limitation, the information memorandum)]9 provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach of this letter; or

(b)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 2006).

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Transferring Lender]

[9]	Insert if relevant.

To:	[Transferring Lender]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SCHEDULE 13

Timetables

Utilisations in sterling

Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request))	U-1 10.00 a.m.

LIBOR is fixed	Quotation Day 11:00 a.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 20.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

SCHEDULE 14

Form of Facility Extension Request

To:	Lloyds Bank plc (the “Facility Agent”)

From:	Chaucer Holdings Limited (the “Borrower”)

Dated:	[●]

Dear Sirs

Chaucer Holdings Limited- £170,000,000 standby letter of credit facility agreement dated [            ] 2015 (the “Agreement”)

1.	We refer to the Agreement. This is a Facility Extension Request. Terms defined in the Agreement have the same meaning in this Facility Extension Request unless given a different meaning in this Facility Extension Request.

2.	We wish to request that the Total Commitments are increased by [£[●]] (the “Facility Extension Amount”).

3.	We request each Lender’s written confirmation by [insert date, to be no less than 20 Business Day from the date of this Facility Extension Request] of:

(a)	its decision (which shall be in its absolute and sole discretion) whether or not to participate in the proposed Facility Extension Amount; and

(b)	in the case of a Lender which agrees to participate in the Facility Extension Amount (an “Accepting Lender”), of the proportion of the Facility Extension Amount it is prepared to lend subject to such conditions as it may specify (the “Existing Lender Notice”).

4.	We certify that no Default is continuing or would occur as a result of the extension of the Total Commitments as contemplated by this Facility Extension Request.

5.	This Facility Extension Request is irrevocable.

Yours faithfully

[Authorised Signatory]
For and on behalf of Chaucer Holdings Limited

SIGNATURES TO THE FACILITY AGREEMENT

THE BORROWER

CHAUCER HOLDINGS LIMITED

By:	JOHAN SLABBERT

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Chief Financial Officer

THE ACCOUNT PARTY

CHAUCER CORPORATE CAPITAL (NO. 3) LIMITED

By:	DANIEL WILLIS

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Chief Financial Officer

THE ORIGINAL GUARANTOR

THE HANOVER INSURANCE INTERNATIONAL HOLDINGS LIMITED

By:	ROBERT STUCHBERY

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

THE ARRANGERS

LLOYDS BANK PLC

By:	IAN BAGGOTT

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Ian Baggott, Loan Markets

ING BANK N.V., LONDON BRANCH

By:	MER SHARMAN	I.TAYLOR

Address:	60 London Wall
London
EC2M 5TQ

Attention:	Nigel Burman

THE BOOKRUNNER

LLOYDS BANK PLC

By:	IAN BAGGOTT

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Ian Baggott, Loan Markets

THE OVERDRAFT PROVIDER

LLOYDS BANK PLC

By:	IAN BAGGOTT

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Ian Baggott, Loan Markets

THE FACILITY AGENT

LLOYDS BANK PLC

By:	ANDREW MOORE

For Operational Duties (such as Utilisations, Interest Rate Fixing, Interest/fee calculations and payments):

Address:	Lloyds Bank plc
CityMark
150 Fountainbridge
Edinburgh EH3 9PE

Fax:	+44 (0)207 1583204
Attention:	Wholesale Loans Servicing Agency Operations

For Non Operational Matters (such as documentation; covenant compliance; amendments and waivers etc):

Address:	Lloyds Bank plc
10 Gresham Street
London EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Wholesale Loans Agency

THE SECURITY AGENT

LLOYDS BANK PLC

By:	ANDREW MOORE

Address:	Lloyds Bank plc
10 Gresham Street
London EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Wholesale Loans Agency

THE ORIGINAL LENDERS

LLOYDS BANK PLC

By:	IAN BAGGOTT

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Ian Baggott, Loan Markets

ING BANK N.V., LONDON BRANCH

By:	MER SHARMAN	I.TAYLOR
MANAGING DIRECTOR

Address:	60 London Wall
London
EC2M 5TQ

Attention:	Nigel Burman